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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-215401

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)

3.650% Senior Notes due 2027	$650,000,000	99.759%	$648,433,500	$75,153.44

(1)
This filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS    SUPPLEMENT
(To prospectus dated January 3, 2017)

$650,000,000

CBOE Holdings, Inc.

3.650% Senior Notes due 2027

                  We are offering $650,000,000 aggregate principal amount of 3.650% Senior Notes due 2027 (the "notes"). We will pay interest on the notes on January 12 and July 12 of each year, commencing on July 12, 2017. The notes will mature on January 12, 2027.

                  Pursuant to an Agreement and Plan of Merger, dated as of September 25, 2016 (the "Merger Agreement"), by and among CBOE Holdings, Inc., Bats Global Markets, Inc. ("Bats"), CBOE Corporation and CBOE V, LLC, subject to the receipt of required regulatory approvals and satisfaction of customary closing conditions, we will acquire Bats in a series of successive merger transactions (the "merger"). Following the consummation of the merger, Bats will become an indirect wholly owned subsidiary of CBOE Holdings (the "Acquisition"). We intend to use a portion of the net proceeds from this offering to fund, in part, the Acquisition, including the payment of related fees and expenses and the repayment of Bats' existing indebtedness, and the remainder for general corporate purposes. See "Use of Proceeds."

                  The notes will be subject to a special mandatory redemption in the event that the Acquisition is not consummated on or prior to October 23, 2017 or, if prior to October 23, 2017, the Merger Agreement is terminated, subject to certain conditions. In such an event, the notes will be redeemed at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See "Description of Notes—Special Mandatory Redemption."

                  We have the option to redeem some or all of the notes at any time and from time to time at the redemption prices described under the heading "Description of Notes—Optional Redemption." If a change of control triggering event occurs as described in this prospectus supplement, we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See "Description of Notes—Change of Control."

                  The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future senior unsecured debt from time to time outstanding, but will be effectively junior to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will not be the obligation of any of our subsidiaries. The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

                  We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. There is currently no public market for the notes and we cannot provide any assurances that an active public market for the notes will develop or be maintained.

                  Investing in the notes involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement for a description of the factors you should consider before deciding to invest in the notes.

	Per Note	Total
Public offering price(1)	99.759%	$648,433,500
Underwriting discount	0.650%	$4,225,000
Proceeds (before expenses) to us(1)	99.109%	$644,208,500

(1)
Plus accrued interest, if any, from January 12, 2017, if settlement occurs after that date.

                  Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                  The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking S.A., on or about January 12, 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley
Citigroup	J.P. Morgan

Co-Managers

PNC Capital Markets LLC	US Bancorp	Wells Fargo Securities
Deutsche Bank Securities	Huntington Investment Company	Loop Capital Markets

The date of this prospectus supplement is January 9, 2017.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

              We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

              We have not authorized anyone to provide you with information other than, and you should rely only on, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any related free writing prospectus we authorize that supplements this prospectus supplement, and the other information to which we refer you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes by anyone in any jurisdiction in

S-i

which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

              Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or them to publish a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Relevant Member State.

              This prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of notes offered hereby are for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus and any of their contents are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

              As used in this prospectus supplement, unless stated otherwise or the context requires otherwise, "CBOE Holdings," the "Company," "we," "us" and "our" refer to CBOE Holdings, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and related free writing prospectus contain or may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements can sometimes be identified by forward-looking words such as "may," "might," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-

S-ii

looking statements, which are subject to known and unknown risks, uncertainties and assumptions, may include projections of our future financial performance based on our growth strategies, anticipated trends in our business and effects of the Acquisition. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from that expressed or implied by the forward-looking statements.

              While we believe we have identified the risks that are material to us, these risks and uncertainties are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

              Some factors that could cause actual results to differ include:

  •
  the loss of our right to exclusively list and trade certain index options and futures products;

  •
  economic, political and market conditions;

  •
  compliance with legal and regulatory obligations, including our obligations under the consent order that certain of our subsidiaries entered into with the Securities and Exchange Commission ("SEC") on June 11, 2013;

  •
  disruptions of our and Bats' current plans, operations and relationships with market participants caused by the announcement and pendency of the Acquisition;

  •
  increasing price competition in our industry;

  •
  decreases in trading volumes or a shift in the mix of products traded on our exchanges;

  •
  legislative or regulatory changes;

  •
  increasing competition by foreign and domestic entities;

  •
  our dependence on third party service providers;

  •
  our index providers' ability to perform under our agreements;

  •
  our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights;

  •
  our ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems;

  •
  our ability to protect our systems and communication networks from security risks, including cyber-attacks;

  •
  the accuracy of our estimates and expectations;

  •
  our ability to maintain access fee revenues;

  •
  our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status;

  •
  the ability of our compliance and risk management methods to effectively monitor and manage our risks;

  •
  our ability to attract and retain skilled management and other personnel;

  •
  our ability to manage our growth and strategic acquisitions or alliances effectively;

S-iii

  •
  risks relating to the value of our shares to be issued in the Acquisition;

  •
  potential difficulties in our and Bats' ability to retain employees as a result of the announcement and pendency of the Acquisition;

  •
  legal proceedings that may be instituted against us and that have been instituted against Bats following announcement of the Acquisition; and

  •
  other risks and uncertainties discussed in our reports filed with the SEC.

              In addition, if the Acquisition is consummated, the following factors may cause our actual results to differ materially from those in forward-looking statements:

  •
  unanticipated difficulties or expenditures relating to the Acquisition, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the Acquisition within the expected time period (if at all), whether in connection with integration, combining trading platforms, broadening distribution of product offerings or otherwise;

  •
  a failure to integrate successfully or a material disruption in information technology systems;

  •
  a decrease in our business flexibility in connection with the incurrence of indebtedness by us to finance the Acquisition;

  •
  increases to our borrowing costs due to a deterioration in our credit profile;

  •
  failure of the combined company to manage its growth;

  •
  failure by the combined company to retain and motivate key employees;

  •
  inability of the combined company to retain and recruit qualified employees in sufficient numbers;

  •
  changes to the board of directors and management of the combined company that may affect the strategy of the combined company as compared to that of CBOE Holdings and Bats;

  •
  failure by entities who are affiliates of Bats' significant stockholders to continue to generate revenue or provide liquidity and other services at current levels after the completion of the Acquisition;

  •
  the significant transaction and integration costs that we and Bats will incur in connection with the Acquisition;

  •
  any impairment in the carrying value of goodwill or other intangibles; and

  •
  negative effects on the market price of our common stock following the Acquisition if the Acquisition is not accretive and causes dilution to the combined company's earnings per share.

              We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see the information described below under the heading "Risk Factors."

S-iv

SUMMARY

              The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under "Description of Notes." Because this is a summary, it does not contain all the information that may be important to you. Before making an investment decision, we urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference, including the consolidated financial statements of CBOE Holdings and Bats and the accompanying notes and the information described or referred to under "Risk Factors."

CBOE Holdings

              CBOE Holdings is the holding company for Chicago Board Options Exchange, Incorporated ("CBOE"), CBOE Futures Exchange, LLC ("CFE"), C2 Options Exchange, Incorporated ("C2") and other subsidiaries. CBOE Holdings' principal business is operating markets that offer for trading options on various market indexes, mostly on an exclusive basis, and futures contracts, as well as trading options on non-exclusive "multiply-listed" options, such as options on the stocks of individual corporations and options on other exchange-traded products, such as exchange-traded funds and exchange-traded notes. CBOE Holdings operates three stand-alone exchanges, but reports the results of its operations in one reporting segment.

              CBOE is the primary options market of CBOE Holdings and offers trading in listed options through a single system that integrates electronic trading and traditional open outcry trading on the trading floor in Chicago. This integration of electronic trading and traditional open outcry trading into a single exchange is known as the Hybrid trading model. CFE, the all-electronic futures exchange of CBOE Holdings, offers trading in futures on the VIX volatility index and other products. C2 is the all-electronic exchange of CBOE Holdings that also offers trading in listed options and may operate with a different market model and fee structure than CBOE. All of these exchanges operate on a proprietary technology platform known as CBOE Command.

              Since 1974, the first full year of trading on CBOE, CBOE Holdings has grown from 5.6 million contracts on one exchange to 1.2 billion contracts on three exchanges in 2015.

The Pending Acquisition

              On September 25, 2016, CBOE Holdings, certain subsidiaries of CBOE Holdings and Bats entered into the Merger Agreement pursuant to which we have agreed to acquire Bats (which we refer to as the "Acquisition") in a cash and stock transaction valued at approximately $32.50 per Bats share, or a total of approximately $3.2 billion, consisting of 31% cash and 69% CBOE Holdings stock, based on CBOE Holdings' closing stock price of $70.30 per share on September 23, 2016, the last full day of trading prior to the announcement of the Merger Agreement. The parties' obligations to complete the Acquisition are conditioned upon approval of the issuance of shares of CBOE Holdings common stock pursuant to the Merger Agreement by the holders of the outstanding shares of CBOE Holdings common stock, approval of the Merger Agreement by the holders of the outstanding shares of Bats common stock, the receipt of required regulatory approvals and certain other customary closing conditions. Consummation of the Acquisition is not subject to a financing condition. On December 15, 2016, CBOE Holdings and Bats began mailing the definitive joint proxy statement/prospectus to their respective stockholders in connection with the special meeting of stockholders called to vote on the approval of the Acquisition, which is scheduled to be held on January 17, 2017.

              We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of Bats' existing indebtedness, with new long-term debt and the net proceeds from this offering. In connection with entering into the Merger Agreement, we entered into a commitment letter relating to a $1.65 billion senior unsecured 364-day bridge loan facility. In lieu of entering into the bridge facility, we intend to issue the notes in this offering and borrow under our new $1.0 billion delayed draw term loan facility. See "Description of Certain Other Indebtedness" and "Use of Proceeds."

              Bats is a leading global operator of securities exchanges and other electronic markets enabled by world-class technology. Bats provides trade execution, market data, trade reporting, connectivity and risk management solutions to brokers, market makers, asset managers and other market participants, ultimately benefiting retail and institutional investors across multiple asset classes. Bats' principal objective is to improve markets by maximizing efficiency and mitigating trade execution risk for market participants. Bats' asset class focus is comprised of listed cash equity securities in the United States and Europe, listed equity options in the United States and certain foreign exchange products, or "FX," globally as well as exchange-traded products, including exchange-traded funds in the United States and Europe. For the nine months ended September 30, 2016, trade execution comprised 44.2% of Bats' revenues less cost of revenues, and market data and connectivity, or "non-transaction revenues," comprised 55.8% of Bats' revenues less cost of revenues.

              Bats is required to file periodic reports and other information with the SEC. Copies of these reports and other information regarding Bats may be inspected and copied at the SEC's Public Reference Room or website as specified under "Where You Can Find More Information." However, such reports and other information are not incorporated by reference in this prospectus supplement.

              CBOE Holdings was incorporated in the State of Delaware in August 2006. Our principal executive offices are located at 400 South LaSalle Street, Chicago, Illinois 60605, and our telephone number is (312) 786-5600. Our website is www.cboe.com. Information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus. For additional information concerning CBOE Holdings, please see our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and our other filings with the SEC, which are incorporated by reference into this prospectus supplement. See "Where You Can Find More Information."

 The Offering

Issuer	CBOE Holdings, Inc., a Delaware corporation.
Securities offered	$650 million aggregate principal amount of 3.650% Senior Notes due 2027.
Maturity date	The notes will mature on January 12, 2027.
Interest payment dates	We will pay interest on the notes on January 12 and July 12 of each year, commencing on July 12, 2017.
Interest rate	The notes will bear interest at 3.650% per year.
Optional redemption
We may redeem the notes, in whole or in part, at any time and from time to time prior to the date that is three months prior to their maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. See "Description of Notes—Optional Redemption."

If the notes are redeemed on or after the date that is three months prior to their maturity date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
Special mandatory redemption
The notes will be subject to a special mandatory redemption in the event that the Acquisition is not consummated on or prior to October 23, 2017 or, if prior to October 23, 2017, the Merger Agreement is terminated other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced. In such an event, the notes will be redeemed at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See "Description of Notes—Special Mandatory Redemption."
Change of control offer
If we experience a "Change of Control Triggering Event" (as defined in "Description of Notes—Change of Control"), we will be required, unless (1) we have exercised our option to redeem the notes in whole or (2) the conditions to a special mandatory redemption shall have occurred, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See "Description of Notes—Change of Control."

Certain covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured debt. Certain sale and leaseback transactions are similarly limited. See "Description of Notes—Certain Restrictive Covenants."
Ranking
The notes will be our senior unsecured obligations, will rank equally in right of payment with all our other existing and future senior unsecured debt, including all other unsubordinated notes issued under the indenture, from time to time outstanding, will be effectively junior to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the secured and unsecured debt of our subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See "Description of Notes—Ranking."
Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or its nominee. See "Description of Notes—Book-Entry System."
Use of proceeds
We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $643 million from this offering. We intend to use a portion of the net proceeds from this offering to fund, in part, the Acquisition, including the payment of related fees and expenses and the repayment of Bats' existing indebtedness, and the remainder for general corporate purposes. See "Use of Proceeds."
No listing of the notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.
Governing law	The indenture and the notes will be governed by the laws of the State of New York.
Trustee, registrar and paying agent	Wells Fargo Bank, National Association.
Risk factors	See "Risk Factors" and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

Ratio of Earnings to Fixed Charges

              Our ratio of earnings to fixed charges for each of the periods indicated is set forth below. The information set forth below should be read together with CBOE Holdings' financial statements and the accompanying notes incorporated by reference into this prospectus supplement. See "Where You Can Find More Information."

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	964.8x	7,497.0x	(3)	(3)	(3)	275.9x
Pro forma ratio of earnings to fixed charges(1)(2)	9.6x	8.7x

(1)
The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) the portion of pre-tax losses of equity investees attributable to CBOE Holdings for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

(2)
Gives effect to the Acquisition and related financing transactions. The pro forma ratio of earnings to fixed charges should be read together with the pro forma financial statements and the accompanying notes included elsewhere in this prospectus supplement. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(3)
There were no fixed charges for the years ended December 2014, 2013 and 2012.

 Summary Selected Historical Consolidated Financial Data for CBOE Holdings

              The following tables set forth the summary selected historical consolidated financial data for CBOE Holdings and its consolidated subsidiaries. The summary selected consolidated financial data as of December 31, 2015 and for the years ended December 31, 2015, 2014 and 2013 have been derived from CBOE Holdings' audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference into this prospectus supplement. The summary selected consolidated financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from CBOE Holdings' unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference into this prospectus supplement. The results for the nine months ended September 30, 2016 and 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year. CBOE Holdings' unaudited interim financial statements reflect all adjustments that management of CBOE Holdings considers necessary for the fair presentation of CBOE Holdings' financial position and results of operations as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 in accordance with United States generally accepted accounting principles ("GAAP"). Historical results are not necessarily indicative of the results that may be expected for any future period.

              This summary selected historical consolidated financial data should be read in conjunction with CBOE Holdings' audited consolidated financial statements, the notes related thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CBOE Holdings' Annual Report on Form 10-K for the year ended December 31, 2015 and CBOE Holdings' unaudited condensed consolidated financial statements, the notes related thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CBOE Holdings' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. See "Where You Can Find More Information."

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in thousands, except per share data)
Income Statement Data:
Total operating revenues	$481,866	$478,599	$634,545	$617,225	$572,050
Total operating expenses	258,768	234,565	314,617	303,424	286,236

Operating income	223,098	244,034	319,928	313,801	285,814
Total other income (expense)	8,519	326	4,096	(4,104)	(2,158)

Income before income taxes	231,617	244,360	324,024	309,697	283,656
Income tax provision	91,059	89,739	119,001	119,983	107,657

Net income	$140,558	$154,621	$205,023	$189,714	$175,999

Net income allocated to common stockholders	$139,974	$153,945	$204,125	$188,392	$173,863

Net income per share allocated to common stockholders
Basic	$1.72	$1.85	$2.46	$2.21	$1.99
Diluted	1.72	1.85	2.46	2.21	1.99
Cash dividends declared per share(1)	0.71	0.65	0.88	0.78	1.16

	As of September 30,	As of December 31,
	2016	2015
	(in thousands)
Balance Sheet Data:
Total assets	$441,342	$384,788
Total liabilities	139,177	125,143
Redeemable noncontrolling interests	12,600	—
Total stockholders' equity	289,565	259,645

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in thousands)
Average daily volume by product:(2)
Equities	1,430	1,602	1,559	1,939	1,721
Indexes	1,712	1,645	1,620	1,613	1,479
Exchange-trade products	1,268	1,341	1,274	1,507	1,353

Total options average daily volume	4,410	4,588	4,453	5,059	4,553
Futures	240	211	205	201	159

Total average daily volume	4,650	4,799	4,658	5,260	4,712

(1)
On December 10, 2013, the CBOE Holdings board declared a special cash dividend of $0.50 per share. This was in addition to CBOE Holdings' quarterly cash dividends, which aggregated to $0.66 per share for the year ended December 31, 2013.

(2)
Average daily volume equals the total contracts traded during the period divided by the number of trading days in the period.

Summary Selected Historical Consolidated Financial Data for Bats

              The following tables set forth the summary selected historical consolidated financial data for Bats and its consolidated subsidiaries. The summary selected consolidated financial data as of December 31, 2015 and 2014 and for the fiscal years ended December 31, 2015, 2014 and 2013 have been derived from Bats' audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement. The summary selected consolidated financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from Bats' unaudited condensed consolidated financial statements and related notes for the quarterly period ended September 30, 2016, which are incorporated by reference into this prospectus supplement. The results for the nine months ended September 30, 2016 and 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year. Bats' unaudited interim financial statements reflect all adjustments that management of Bats considers necessary for the fair presentation of Bats' financial position and results of operations as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 in accordance with GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

              This summary selected consolidated financial data should be read in conjunction with Bats' audited consolidated financial statements and the notes related thereto and Bats' unaudited condensed consolidated financial statements and the notes related thereto, each of which is incorporated by reference into this prospectus supplement. See "Where You Can Find More Information."

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in millions, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Transaction fees	$1,011.1	$970.1	$1,290.2	$1,009.9	$612.8
Regulatory transaction fees(1)	222.8	207.0	275.7	272.0	127.4
Market data fees	110.1	99.4	131.0	110.3	59.4
Connectivity fees and other	74.4	58.7	81.8	66.0	41.9

Total revenues	1,418.4	1,335.2	1,778.7	1,458.2	841.5
Cost of revenues:
Liquidity payments	832.5	805.7	1,070.7	831.4	474.7
Section 31 fees(1)	222.8	207.0	275.7	272.0	127.4
Routing and clearing	32.6	36.7	47.9	47.3	42.6

Total cost of revenues	1,087.9	1,049.4	1,394.3	1,150.7	644.7

Revenues less cost of revenues	330.5	285.8	384.4	307.5	196.8
Operating expenses:
Compensation and benefits	68.7	58.4	79.7	87.0	41.5
Depreciation and amortization	31.2	28.5	40.8	28.4	15.2
Systems and data communication	13.5	21.4	27.2	23.5	9.6
Occupancy	2.1	2.4	3.1	4.2	1.9
Professional and contract services	10.5	8.9	11.1	6.5	8.1
Regulatory costs	8.6	8.6	11.1	12.1	5.4
Change in fair value of contingent consideration liability	2.2	1.7	2.8	—	—
Impairment of assets	—	—	—	—	3.5
General and administrative	17.8	20.9	26.3	26.2	10.0

Total operating expenses	154.6	150.8	202.1	187.9	95.2

Operating income	175.9	135.0	182.3	119.6	101.6
Interest (expense) income, net	(29.9)	(34.2)	(46.6)	(27.3)	(25.8)
Loss on extinguishment of debt	(17.6)	—	—	(13.6)	—
Equity in earnings in EuroCCP	1.2	1.0	1.2	1.1	—
Other income (expense)	0.2	1.6	1.8	0.5	(0.2)

Income before income tax provision	129.8	103.4	138.7	80.3	75.6
Income tax provision	53.3	42.9	56.5	31.1	28.8

Net income	$76.5	$60.5	$82.2	$49.2	$46.8

Earnings per share:
Basic	$0.81	$0.64	$0.87	$0.53	$0.71
Diluted	$0.79	$0.64	$0.87	$0.53	$0.71
Weighted average shares outstanding:
Basic	94.8	94.5	94.6	92.2	66.0
Diluted	96.4	95.2	95.0	92.7	66.3
Distributions per share	$0.08	$—	$—	$2.69	$—

(1)
As national securities exchanges, Bats BZX Exchange, Inc. ("BZX"), Bats BYX Exchange, Inc. ("BYX"), Bats EDGX Exchange, Inc. ("EDGX") and Bats EDGA Exchange, Inc. ("EDGA") are assessed fees pursuant to Section 31 of the Exchange Act. Section 31 fees are assessed on the notional value traded and are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. Section 31 fees are paid directly to the SEC, and our national securities exchanges then pass these costs along to our members as regulatory transaction fees, recognizing these amounts as incurred in cost of revenues and revenues, respectively.

	As of September 30,	As of December 31,
	2016	2015
	(in millions)
Consolidated Statements of Financial Condition Data:
Total assets	$1,217.7	$1,307.0
Total liabilities	782.9	927.1
Stockholders' equity	434.8	379.9

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014		2013
	(in millions except for trading days, earnings per share, percentages and as noted below)
U.S. Equities:
Average daily volume ("ADV") (in billions of shares):
Matched shares	1.6	1.5	1.5	1.2		0.6
Routed shares	—	—	0.1	0.1		0.1

Total touched shares	1.6	1.5	1.6	1.3		0.7

Market ADV	7.4	6.9	6.9	6.4		6.2

Number of trading days	189	188	252	252		252
Net capture per one hundred touched shares(1)	$0.021	$0.021	$0.021	$0.022		$0.024
Market share(2)	20.8%	21.1%	21.1%	19.4%		10.4%
European Equities:
Average daily notional value ("ADNV") (in billions):
Matched and touched	€10.8	€12.7	€12.4	€8.6		€7.5
Market ADNV	€46.6	€52.4	€50.8	€39.7		€32.6
Number of trading days	193	192	257	256		256
Net capture per matched notional value (in basis points)(1)	0.150	0.132	0.133	0.162		0.167
Market share(2)	23.2%	24.2%	24.4%	21.6%		23.1%
U.S. Options:
ADV (in millions of contracts):
Matched contracts	1.7	1.6	1.5	0.8		0.6
Routed contracts	—	—	0.1	—		—

Total touched contracts	1.7	1.6	1.6	0.8		0.6

Market ADV	15.8	16.3	16.1	16.6		15.9
Number of trading days	189	188	252	252		252
Net capture per touched contract(1)	$0.053	$0.024	$0.030	$0.046		$0.058
Market share(2)	11.0%	9.9%	9.6%	4.8%		3.7%
Global FX:
ADNV (in billions)	$27.0	$26.9	$25.8		*		*
Number of trading days	195	144	209		*		*
Net capture per one million dollars traded(1)	$2.68	$3.00	$2.95		*		*

(1)
"Net capture per one hundred touched shares" refers to annual transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.

"Net capture per matched notional value" refers to annual transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Bats Trading Limited (a U.K. operator of Bats' multilateral trading facility and

  Bats' Regulated Market, under its Recognised Investment Exchange status, which is referred to as "Bats Europe") and the number of trading days.

    "Net capture per touched contract" refers to annual transaction fees less liquidity payments and routing and clearing costs divided by the product of ADV of touched contracts and the number of trading days.

    "Net capture per one million dollars traded" refers to annual transaction fees less liquidity payments, if any, divided by the product of one thousandth of ADNV traded on the Bats Hotspot FX market and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.

(2)
"market share," "share of the market" or "share of trading" with respect to:

(i)
the U.S. equity market or specific securities in such market, such as NASDAQ-or NYSE-listed securities, during any period, means the number of shares of such U.S. listed cash equity securities and exchange-traded products ("ETPs") that were matched on BZX, BYX, EDGX and EDGA during such period divided by the total number of shares of such U.S. listed cash equity securities and ETPs that all national securities exchanges and the FINRA Trade Reporting Facilities reported as having been matched during such period;

(ii)
the U.S. equity options market during any period, means the number of U.S. listed equity option contracts that were matched on BZX and EDGX during such period divided by the total number of U.S. listed equity option contracts that all national securities exchanges reported as having been matched during such period; or

(iii)
European trading in the securities traded on Bats Europe for any period, means the total notional value of shares of European listed cash equity securities and ETPs that were matched on Bats Europe, respectively, during such period divided by the total notional value of all trades in the securities and ETPs available for trading on Bats Europe, respectively, during both continuous trading or an auction phase that the major European national securities exchanges and major multilateral trading facilities ("MTFs") reported as having been matched during such period. The total notional value of all such trades does not include the notional value of over-the-counter trades. The total notional value of all trades in the securities and ETPs available for trading on Bats Europe in the denominator of the calculation above will be affected to the extent that additional securities and ETPs are made available for trading on Bats Europe, respectively, during such period or by our inclusion of market data from additional European national securities exchanges or MTFs. Due to the lack of a consolidated European reporting tape, our share of European trading is based on public data provided by third-party sources and represents our best estimate of our market share.

 Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

              The following summary selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2016 and the year ended December 31, 2015 reflect the Acquisition and related financing transactions as if they had occurred on January 1, 2015. The following summary selected unaudited pro forma condensed combined balance sheet data as of September 30, 2016 reflect the Acquisition and related financing transactions as if they had occurred on September 30, 2016. The unaudited pro forma condensed combined financial data were derived from the unaudited pro forma condensed combined financial information included elsewhere in this prospectus supplement.

              The summary unaudited pro forma condensed combined financial data is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of the dates described above and does not intend to project our future financial results after the Acquisition. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with CBOE Holdings' and Bats' historical financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus and the unaudited pro forma condensed combined financial information and the notes thereto included elsewhere in this prospectus supplement. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

Unaudited Pro Forma Condensed Combined Statement of Operations Data

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(in thousands, except per share data)
Total operating revenue	$812,278	$1,019,055
Net income allocated to common stockholders	$190,496	$249,645
Net income per share allocated to common stockholders:
Basic	$1.69	$2.20
Diluted	$1.69	$2.20
Weighted average shares used in computing income per share:
Basic	111,826	113,354
Diluted	112,339	113,487

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2016
(in thousands)
Total assets	$5,462,079
Short-term debt	$642,032
Long-term debt	$994,825
Total stockholders' equity	$2,549,111

RISK FACTORS

              An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2015 and our quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, in each case under the heading "Risk Factors," and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

Our debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under the notes.

              We expect to incur significant debt as a result of the Acquisition, including issuing the notes and borrowing under our new $1.0 billion delayed draw term loan facility (which may be increased by up to $500 million for a total of $1.5 billion) to finance the Acquisition and repay Bats' existing indebtedness. We also have the ability to incur additional debt under our new $150 million senior unsecured revolving credit facility, and the amount of the revolving facility may be increased up to $100 million for a total of $250 million. See "Description of Certain Other Indebtedness" and "Use of Proceeds."

              Our level of debt could have important consequences. For example, it could:

  •
  make it more difficult for us to make payments on our debt;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends, stock buybacks and other general corporate purposes;

  •
  increase our vulnerability to adverse economic or industry conditions;

  •
  limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

  •
  place us at a competitive disadvantage compared to businesses in our industry that have less debt.

              Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

              The notes are CBOE Holdings' unsecured general obligations, ranking equally in right of payment with our other existing and future senior unsecured debt, but effectively junior to any senior secured debt and the debt and other liabilities of our subsidiaries. The indenture governing the notes will permit us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Unless we are required to secure the notes, holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

              If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture will not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of our notes.

              The indenture under which the notes will be issued will not limit the amount of debt that we may incur. The indenture will not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture will not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We depend on cash flow of our subsidiaries to make payments on our securities.

              As a holding company with no significant business operations of its own, CBOE Holdings depends entirely on loans, dividends and distributions, if any, it may receive from its subsidiaries to meet its obligations and pay dividends to its stockholders. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend almost entirely upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of the notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their debt, business and tax considerations and legal restrictions. The notes will effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise.

An active trading market for the notes may not develop.

              There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell your notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes;

  •
  the terms related to optional redemption of the notes; and

  •
  the level, direction and volatility of market interest rates generally.

              The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

Ratings of the notes could be lowered or withdrawn in the future and adversely affect the trading price and liquidity of the notes.

              We expect that the notes will be rated by two or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization's assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading price or liquidity of the notes.

We may choose to redeem the notes prior to maturity, which may adversely affect your return.

              We may redeem some or all of the notes at any time. See "Description of Notes—Optional Redemption." If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the notes.

              In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

              As described under "Description of Notes—Change of Control," upon the occurrence of a change of control triggering event with respect to the notes, we will be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, unless the notes have already been called for redemption. However, the definition of the term "change of control triggering event" is limited and does not cover a variety of transactions (such as certain highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions) that could negatively impact the value of your notes. For a change of control triggering event to occur, there must be both a change of control and a ratings downgrade to below investment grade (as defined in the indenture) by each of the two rating agencies. As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity (other than pursuant to the special mandatory redemption provision, if applicable) or to otherwise seek any remedies.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

              We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We may be unable to redeem any or all of the notes in the event of a special mandatory redemption.

              The notes will be subject to a special mandatory redemption in the event that the Acquisition is not consummated on or prior to October 23, 2017 or, if prior to October 23, 2017, the Merger Agreement is terminated, subject to certain conditions. In such an event, the notes will be redeemed at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See "Description of Notes—Special Mandatory Redemption." We are not obligated to place the proceeds of the offering of the notes in escrow prior to the completion of the Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase any or all of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

              If we redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Acquisition closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the completion of the Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition (other than a change of control triggering event with respect to us), or if the terms of the Merger Agreement change, including in material respects.

Risks Relating to the Acquisition and the Combined Company

The combined company may not realize all of the anticipated benefits of the transactions contemplated by the Merger Agreement or such benefits may take longer to realize than expected.

              The success of the Acquisition will depend, in part, on the combined company's ability to realize the anticipated benefits from combining the businesses of CBOE Holdings and Bats. The combined company's ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on the ability of CBOE Holdings to integrate the businesses of Bats with CBOE Holdings. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of CBOE Holdings and Bats. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by CBOE Holdings and Bats. The failure of the combined company to meet the challenges involved in integrating successfully the operations of CBOE Holdings and Bats or otherwise to realize the anticipated benefits of the proposed transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships and diversion of management's attention, and may cause the combined company's stock price to decline. The difficulties of combining the operations of the companies include, among others:

  •
  unanticipated issues in integrating information technology, communications and other systems;

  •
  unforeseen expenses or delays associated with the integration or the Acquisition;

  •
  managing a significantly larger company;

  •
  the potential diversion of management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the Acquisition;

  •
  maintaining employee morale and retaining key management and other key employees;

  •
  integrating two unique business cultures, which may prove to be incompatible;

  •
  the possibility of faulty assumptions underlying expectations regarding the integration process and expense synergies;

  •
  consolidating corporate and administrative infrastructures and eliminating duplicative operations;

  •
  coordinating geographically separate organizations;

  •
  changes in applicable laws and regulations;

  •
  managing costs or inefficiencies associated with integrating the operations of the combined company; and

  •
  making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

              Many of these factors will be outside of the combined company's control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the combined company's business, financial condition and results of operations. In addition, even if the operations of CBOE Holdings and Bats are integrated successfully, the combined company may not realize the full benefits of the proposed transactions, including the synergies, cost savings or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, we cannot assure you that the combination of Bats with CBOE Holdings will result in the realization of the full benefits anticipated from the transactions contemplated by the Merger Agreement.

A failure to integrate successfully or a material disruption in information technology systems could adversely affect the combined company's business and results of operations.

              The combined company will rely extensively on its information technology systems. The failure of information technology systems to operate effectively, difficulty in integrating the information technology systems of CBOE Holdings and Bats, inconsistencies in standards, controls, procedures and policies and problems with transitioning to upgraded or replacement systems could adversely impact the business of the combined company. In addition, a number of CBOE Holdings' trading permit holders are not connected to Bats' information technology platforms and must complete the process of connecting to these platforms as part of the integration.

              The process of integrating information technology systems may take longer, cost more and provide fewer synergies than initially anticipated. There may also be new regulations adopted during the transition period that require systems changes, which could divert attention away from integration process and cause delays. To the extent this occurs, the benefits of the proposed transaction may be reduced or delayed or may never come to fruition. Although Bats has experience with transitioning other businesses to its information technology platform, there are certain portions of CBOE Holdings' business, such as open outcry trading and complex order trading, that have not yet been addressed by Bats' information technology platform.

              We currently expect to complete the integration of CBOE Holdings' information technology systems with those of Bats in phases over a four-year period following the Acquisition. However, we may not be able to successfully achieve the transition on the timetable currently contemplated, and the transition may not be successful or could encounter various difficulties and unexpected issues. Any delays or issues that we encounter in the transition could have a material adverse effect on the businesses of the combined company and could negatively affect the combined company's reputation, which in turn could have a material adverse effect on the combined company's overall business, results of operations and financial condition, as well as impair customer confidence in the combined company's product offerings and overall services.

CBOE Holdings expects to incur substantial indebtedness to finance the Acquisition, which may decrease CBOE Holdings' business flexibility and adversely affect CBOE Holdings' financial results.

              The combined company expects to incur indebtedness of up to approximately $1.65 billion to finance a portion of the cash component of the Acquisition consideration, to repay existing indebtedness of Bats and its subsidiaries and to pay related fees and expenses. Prior to entering into the Merger Agreement, CBOE Holdings did not have any indebtedness and was not subject to any financial covenants. The financial and other covenants to which CBOE Holdings has agreed or may agree to in connection with the incurrence of new indebtedness, and the combined company's increased indebtedness, may have the effect, among other things, of reducing the combined company's flexibility to respond to changing business and economic conditions, thereby placing the combined company at a competitive disadvantage compared to competitors that have less indebtedness and making the combined company more vulnerable to general adverse economic and industry conditions. The combined company's increased indebtedness will also increase borrowing costs, and the covenants pertaining thereto may also limit the combined company's ability to repurchase shares of CBOE Holdings common stock, increase dividends or obtain additional financing to fund working capital, capital expenditures, acquisitions or general corporate requirements. The combined company will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to the combined company and, as such, could further increase the costs of the Acquisition, as well as the overall burden of such debt upon the combined company and the combined company's business flexibility. Further, if any portion of the combined company's borrowings is at variable rates of interest, the combined company will be exposed to the risk of increased interest rates unless the combined company enters into offsetting hedging transactions.

              The combined company's ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from the combined company's operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the combined company's control.

              The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If the combined company cannot service its indebtedness, the combined company may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of the combined company's business strategy or prevent the combined company from entering into transactions that would otherwise benefit its business. Additionally, the combined company may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

              Any of the foregoing consequences could adversely affect the combined company's financial results.

The unaudited pro forma condensed combined financial statements included in this prospectus supplement are not necessarily an indication of the combined company's financial condition or results of operations following the proposed transactions.

              The assumptions used in preparing the unaudited pro forma condensed combined financial information contained in this prospectus supplement may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the proposed transactions. Any decline or potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Risks Relating to Our Business Following the Consummation of the Acquisition

If the combined company is unable to manage its growth, its business and financial results could suffer.

              The combined company's future financial results will depend in part on its ability to manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of CBOE Holdings and Bats has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

To be successful, the combined company must retain and motivate key employees, including those experienced with post-Acquisition integration, and failure to do so could seriously harm the combined company.

              The success of the combined company, like each of CBOE Holdings and Bats, largely depends on the skills, experience and continued efforts of management and other key personnel. As a result, to be successful, the combined company must retain and motivate executives and other key employees. In particular, the combined company expects to benefit from the integration experience of certain Bats personnel. Certain key executives of Bats have executed offer letters with CBOE Holdings to continue their employment following the Acquisition. However, these executives will continue to be at-will employees, and the offer letters provide no assurance that these executives will remain with the combined company. Additionally, certain of CBOE Holdings' information technology employees will be important to retain during the transition period to effectively manage CBOE Holdings' information technology platforms and to assist Bats in the process of integrating its information technology platform. If these personnel were to leave, the combined company may experience increased difficulty in the post-Acquisition integration process and may not be able to adequately replace such personnel, which could have a material adverse effect on the combined company's overall business, results of operations and financial condition.

              Employees of CBOE Holdings and Bats may experience uncertainty about their future roles with the combined company until integration strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company's ability to retain key personnel. The combined company also must continue to motivate employees and maintain their focus on the strategies and goals of the combined company. Doing so may be difficult due to the uncertainties and challenges associated with post-Acquisition integration. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives and employees that could otherwise be used to integrate the businesses of CBOE Holdings and Bats or otherwise pursue business opportunities. There can be no assurance that the combined company will be able to retain and motivate its employees in the same manner as CBOE Holdings and Bats have historically done.

The combined company may need to hire additional personnel in order to assist with the transition of CBOE Holdings' businesses to the Bats information technology platform. It may be difficult for the combined company to retain and recruit qualified employees in sufficient numbers, and if the combined company is unable to satisfy its needs for qualified and capable employees, its business and operating results could be adversely affected.

              There is substantial competition for qualified and capable personnel in the technology space, which may make it difficult for the combined company to retain and recruit qualified employees in sufficient numbers. Increased difficulty in retaining or recruiting sufficient and qualified personnel by the combined company may lead to increased employment compensation costs, which could adversely affect the combined company's results of operations. In addition, the increased number of employees may impose a significant administrative burden on the combined company. If the combined company is unable to retain and recruit highly qualified employees by offering competitive compensation, stable work environment and leadership opportunities now and in the future, the combined company's business and operating results could be negatively impacted.

The Acquisition will result in changes to the board of directors and management of the combined company that may affect the strategy of the combined company as compared to that of CBOE Holdings and Bats.

              If the parties complete the Acquisition, the composition of the board of directors of the combined company and management team will change from the current boards and management teams of CBOE Holdings and Bats. The board of directors of the combined company will consist of 14 members, including three individuals designated by Bats who are serving as Bats directors immediately prior to the effective time of the Acquisition. The combined company will also have executive officers from both CBOE Holdings and Bats. This new composition of the board of directors and the management team of the combined company may affect the business strategy and operating decisions of the combined company upon the completion of the Acquisition.

Bats generates a significant percentage of its total revenues from, and is provided with significant liquidity in its markets and other services by, entities who are affiliates of its significant stockholders, and there is no assurance that such entities will continue to generate such revenue or provide such liquidity and other services after the completion of the Acquisition.

              Bats earns a significant percentage of its revenue from customers who are affiliates of its significant stockholders. In addition, Bats relies on certain entities who are affiliates of significant Bats stockholders to route orders that are not routed directly by Bats and to clear certain trades routed to other markets. The significant stockholders of Bats may not receive CBOE Holdings stock in the Acquisition or, even if they do, their proportionate stake in the combined company will be significantly less than their stake in Bats prior to the Acquisition, so there may be less incentive for the affiliates of Bats' significant stockholders to maintain their current business relationships with the combined company following the Acquisition at current levels or at all. If the affiliates of Bats' significant stockholders do not remain customers following the Acquisition at current levels or at all or if any of the affiliates of Bats' significant stockholders do not continue to route and clear trades as they did prior to the Acquisition, the combined company may experience decreased revenues and business interruptions, which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

The combined company will record goodwill and intangible assets that could become impaired and adversely affect its results of operations and financial condition.

              Accounting standards in the United States require that one party to the Acquisition be identified as the acquirer. In accordance with these standards, the Acquisition will be accounted for as an acquisition of Bats by CBOE Holdings and will follow the acquisition method of accounting for business combinations. The assets and liabilities of Bats will be consolidated with those of CBOE Holdings. The excess of the purchase price over the fair values of Bats' assets and liabilities, if any, will be recorded as goodwill. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 reflects goodwill of $1.3 billion and intangible assets of $3.2 billion. These amounts include $1.3 billion of goodwill and $3.0 billion of intangible assets resulting from the Acquisition, which are based on CBOE Holdings management's preliminary fair value estimates and are subject to change, including due to fluctuations in the market value of CBOE Holdings common stock as discussed in note 3 to the "Unaudited Pro Forma Condensed Combined Financial Statements" herein.

              The combined company will be required to assess goodwill and intangible assets for impairment at least annually. In the future the combined company may take charges against earnings resulting from impairment. Any determination requiring the write off of a significant portion of the combined company's goodwill or other intangible assets could adversely affect the combined company's results of operations and financial condition.

CBOE Holdings and Bats will incur significant transaction and integration costs in connection with the Acquisition.

              CBOE Holdings and Bats expect to incur a number of costs associated with completing the Acquisition and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the Acquisition and will consist of transaction costs related to the Acquisition, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of CBOE Holdings and Bats. Although CBOE Holdings and Bats expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and Acquisition related costs over time, this net benefit may not be achieved in the near term, or at all.

The Acquisition may not be accretive and may cause dilution to the combined company's earnings per share, which may negatively affect the market price of the combined company's common stock.

              CBOE Holdings currently anticipates that the Acquisition will be accretive to adjusted earnings per share in the first year following the completion of the Acquisition. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Acquisition. All of these factors could cause dilution to the combined company's earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of the combined company's common stock.

USE OF PROCEEDS

              We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $643 million from this offering. We intend to use a portion of the net proceeds from this offering to fund, in part, the Acquisition, including the payment of related fees and expenses and the repayment of Bats' existing indebtedness, and the remainder for general corporate purposes. If the Acquisition is not consummated for any reason, we will be required to redeem the notes in a special mandatory redemption. See "Description of Notes—Special Mandatory Redemption." Pending final use, we may invest the net proceeds from this offering in short-term marketable securities. The closing of this offering is expected to occur prior to the consummation of the Acquisition.

              We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of Bats' existing indebtedness, with new long-term debt and the net proceeds from this offering. In connection with entering into the Merger Agreement, we entered into a commitment letter relating to a $1.65 billion senior unsecured 364-day bridge loan facility. In lieu of entering into the bridge facility, we intend to issue the notes in this offering and borrow under our new $1.0 billion delayed draw term loan facility. See "Description of Certain Other Indebtedness."

              The following table sets forth the anticipated sources and uses of funds in connection with this offering and the Acquisition (in millions).

Sources of Funds		Uses of Funds
New term loan	$1,000.0	Bats cash purchase price	$948.1
2027 notes offered hereby	650.0	Repayment of Bats debt(1)	580.0
		General corporate purposes and other transaction expenses	121.9

Total	$1,650.0	Total	$1,650.0

(1)
Represents amounts outstanding as of December 31, 2016 under Bats' $650 million term loan credit facility maturing in June 2023. As of December 31, 2016, Bats' term loan credit facility bore interest at the rate of 4.0%. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., underwriters in this offering, are lenders under Bats' term loan credit facility. Accordingly, such affiliates will receive their proportionate share of the indebtedness that is repaid with the net proceeds of this offering. See "Underwriting—Other Relationships."

 CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016 (1) on an actual basis and (2) on an as adjusted basis to give effect to the Acquisition and the related financing transactions, including this offering, as described under "Use of Proceeds."

              You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2016
	Actual	As adjusted(1)
	(unaudited, dollars in millions)
Cash and cash equivalents	$72.8	$221.9

Long-term debt
New term loan facility	$—	$1,000.0
2027 notes offered hereby	—	650.0

Total long-term debt	—	1,650.0
Total CBOE Holdings stockholders' equity	289.6	2,549.1

Total capitalization	$289.6	$4,199.1

(1)
Assumes (a) the consummation of the Acquisition, (b) the repayment and extinguishment of Bats' existing indebtedness, (c) the entry into, and borrowing in full under, the new term loan facility as described below under "Description of Certain Other Indebtedness—New Term Loan," and (d) the issuance of the notes in this offering (in lieu of borrowing under the bridge loan facility). Does not reflect any borrowings under the new revolving credit facility as described below under "Description of Certain Other Indebtedness—New Revolving Facility," as we do not expect to draw on such facility to finance the Acquisition.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

              The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 and for the twelve months ended December 31, 2015 give effect to the Acquisition and related financing transactions as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives effect to the Acquisition and related financing transactions as if they had occurred on September 30, 2016 (together with the unaudited pro forma condensed combined statement of operations, the "pro forma financial statements"). Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes.

              CBOE Holdings has entered into a $1.0 billion senior unsecured delayed draw term facility (subject to increase of up to $1.5 billion in the aggregate) to replace a portion of the bridge facility and also expects to issue the notes offered hereby prior to the completion of the Acquisition in lieu of drawing the remainder amount on the bridge facility. Accordingly, CBOE Holdings does not expect to fund the cash portion of the Acquisition consideration, the repayment of certain indebtedness of Bats and its subsidiaries or related fees and expenses with the bridge facility. For purposes of the pro forma financial statements, the related financing transactions are presented as if $1.0 billion of the funding were provided pursuant to the senior unsecured term facility and the remaining $650 million were provided pursuant to the bridge facility.

              As explained in more detail in the accompanying notes to the pro forma financial statements, the acquisition accounting is dependent upon certain valuations and other analyses that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition and related financing transactions and the acquisition of Bats by CBOE Holdings, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The adjustments to the pro forma financial statements are preliminary and have been made solely for the purpose of presenting the pro forma financial statements, which are necessary to comply with the applicable disclosure and reporting requirements of the SEC. The pro forma financial statements are not intended to represent what CBOE Holdings' actual consolidated results of operations or consolidated financial position would have been had the Acquisition and the related financing transactions occurred on the dates assumed, nor are they necessarily indicative of CBOE Holdings' future consolidated results of operations or consolidated financial position. The actual results reported in periods following the closing of the Acquisition, the related financing transactions and the Acquisition may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the Acquisition, differences between the assumptions used to prepare the pro forma financial statements and actual amounts, cost savings from operating efficiencies, potential synergies and the impact of the incremental costs incurred in integrating the companies.

              The pro forma financial statements were prepared using the acquisition method of accounting with CBOE Holdings considered the acquirer of Bats. Under the acquisition method of accounting, the purchase price is allocated to the underlying Bats tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

              As of the date of this prospectus supplement, CBOE Holdings has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Bats assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has CBOE Holdings identified all adjustments necessary to conform Bats' accounting policies to CBOE Holdings' accounting policies. A final determination of the fair value of Bats' assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Bats that exist as of the closing date of the Acquisition and, therefore, cannot be made prior to the completion of the transaction. In addition, the value of the consideration to be paid by CBOE Holdings upon the consummation of the Acquisition will be determined based on the closing price of CBOE Holdings common stock on the closing date of the Acquisition. As a result of the foregoing, the adjustments in the pro forma financial statements are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. CBOE Holdings' management estimated the fair value of Bats' assets and liabilities based on discussions with Bats' management, preliminary valuation studies, due diligence and information presented in Bats' public filings with the SEC. Until the Acquisition is completed, both companies are limited in their ability to share certain information. Upon completion of the Acquisition, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statement of operations.

              The pro forma adjustments and related assumptions are described in the accompanying notes to the pro forma financial statements. CBOE Holdings believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available. However, as the valuations of acquired assets and liabilities assumed are not expected to be finalized until after the Acquisition is completed, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation as presented in the pro forma financial statements may be subject to adjustment.

              Further, the pro forma financial statements do not reflect the full amount of the permanent financing that CBOE Holdings is seeking to obtain, any cost savings from operating efficiencies, any other potential synergies or the costs necessary to achieve any such savings or synergies. The pro forma financial statements are based on the historical financial statements of CBOE Holdings and Bats, as adjusted for the pro forma effect of the Acquisition and the related financing transactions using a combination of the senior unsecured term facility and the bridge facility. The pro forma financial statements should be read in conjunction with the historical financial statements and the accompanying notes of CBOE Holdings included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, each of which is incorporated by reference into this prospectus supplement. See "Where You Can Find More Information." The pro forma financial statements should also be read in conjunction with the historical financial statements and the accompanying notes of Bats for the same periods, which are incorporated by reference into this prospectus supplement.

CBOE Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2016
(in thousands)

	CBOE Holdings (actual)	Bats (actual)	Merger Pro Forma Adjustments	Note Reference (Note 4)	Total Pro Forma Combined
ASSETS
Cash and cash equivalents	$72,759	$69,097	$80,086	A	$221,942
Restricted cash		1,800			1,800
Financial investments		500			500
Accounts receivable, net	61,112	135,638			196,750
Marketing fee receivable	7,172	—			7,172
Income taxes receivable	52,190	—	10,024	B	62,214
Other prepaid expenses	8,495	6,630			15,125
Deferred financing costs	4,718		(4,718)	C	—
Other current assets	137	2,109			2,246

Total current assets	206,583	215,774	85,392		507,749

Investments	73,469	11,123	500	D	85,092
Land	4,914	—			4,914
Property and equipment, net	59,911	25,146			85,057
Goodwill	26,468	727,221	(727,221)	E	1,484,013
			1,457,545	F
Other Assets:
Intangibles	9,094	218,224	2,986,776	E, G	3,214,094
Deferred income taxes		11,231			11,231
Software work in progress	24,953	—			24,953
Data processing and other assets	35,950	9,026			44,976

Total other	69,997	238,481	2,986,776		3,295,254

Total assets	$441,342	$1,217,745	$3,802,992		$5,462,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$66,421	$83,319	$36,803	B	$186,543
Section 31 fees payable		25,141			25,141
Marketing fee payable	7,646	—			7,646
Deferred revenue and other	7,010	—			7,010
Post-retirement benefit obligations—current	27	—			27
Current portion of debt		4,123	637,909	A, C	642,032
Contingent consideration	—	6,552			6,552
Income tax payable	18	—			18

Total current liabilities	81,122	119,135	674,712		874,969

Post-retirement benefit obligations—long-term	1,922	—			1,922
Long-term debt		595,151	399,674	H	994,825
Contingent	—	54,448			54,448
Income tax liability	47,667	11,365			59,032
Other long-term	2,713	2,723			5,436
Deferred income taxes	5,753	161	903,822	I	909,736

Total long-term liabilities	58,055	663,848	1,303,496		2,025,399

Commitments	—	—	—		—

Total liabilities	139,177	782,983	1,978,208		2,900,368

Redeemable noncontrolling	12,600	—			12,600
Total stockholders' equity	289,565	434,762	1,824,784	J	2,549,111

Total liabilities and stockholders' equity	$441,342	$1,217,745	$3,802,992		$5,462,079

See the accompanying notes to the unaudited pro forma financial statements

CBOE Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2016
(in thousands, except per share data)

	CBOE Holdings (actual)	Bats (actual)	Merger Pro Forma Adjustments	Note Reference (Note 5)	Re-classifications (Note 6)	Total Pro Forma Combined
Operating Revenues:
Transaction fees	$347,863	$1,011,155	$—		$—	$1,359,018
Access fees	39,447					39,447
Exchange services and other fees	34,263	74,236				108,499
Market data fees	24,363	110,155				134,518
Regulatory fees	27,436	222,790				250,226
Other revenue	8,494					8,494

Total revenue	481,866	1,418,336	—		—	1,900,202

Cost of revenue:
Liquidity payments		832,446				832,446
Section 31 fees		222,790				222,790
Routing and clearing		32,808	—			32,808
Other		(120)				(120)

Total cost of revenue	—	1,087,924	—		—	1,087,924

Revenues less cost of revenues	481,866	330,412	—		—	812,278
Operating Expenses:
Compensation and benefits	83,980	68,686				152,666
Depreciation and amortization	34,311	31,309	32,028	K		97,648
Technology support services	16,944	13,479			3,908	34,331
Professional fees and outside services	49,758	10,439	(12,136)	L	12,930	60,991
Royalty fees	57,849	—				57,849
Order routing	557	—				557
Travel and promotional	7,616	—			4,797	12,413
Facilities	4,268	2,086			1,111	7,465
Regulatory costs	—	8,644	—		(8,644)	—
Change in fair value of contingent consideration liability to related party	—	2,152	—		(2,152)	—
General and administrative	—	17,813	—		(17,813)	—
Other expenses	3,485	—			5,863	9,348

Total operating expenses	258,768	154,608	19,892		—	433,268

Operating Income	223,098	175,804	(19,892)			379,010
Non-operating income (expense):
Interest and other borrowing costs	(232)	(29,798)	(15,066)	M		(45,096)
Loss on extinguishment of debt	—	(17,565)				(17,565)
Net income from investments	830	1,211				2,041
Investment and other income	7,921	199				8,120

Total non-operating income (expense)	8,519	(45,953)	(15,066)			(52,500)

Income before income taxes	231,617	129,851	(34,958)			326,510
Income tax provision	91,059	53,343	(8,972)	N		135,430

Net income	140,558	76,508	(25,986)			191,080
Net loss attributable to noncontrolling interests	792	—				792

Net income excluding noncontrolling interests	141,350	76,508	(25,986)			191,872
Change in redemption value of non-controlling interest	(792)					(792)
Net income allocated to participating securities	(584)					(584)

Net income allocated to common stockholders	$139,974	$76,508	$(25,986)		$—	$190,496

Earnings per share
Basic	$1.72	$0.81				$1.69
Diluted	$1.72	$0.79				$1.69
Weighted average number of shares
Basic	81,481	94,800	(64,455)	O		111,826
Diluted	81,481	96,400	(65,542)	O		112,339

See the accompanying notes to the unaudited pro forma financial statements

 CBOE Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2015
(in thousands, except per share data)

	CBOE Holdings (actual)	Bats (actual)	Merger Pro Forma Adjustments	Note Reference (Note 5)	Re-classifications (Note 6)	Total Pro Forma Combined
Operating revenues:
Transaction fees	$456,016	$1,290,234	$—		$—	$1,746,250
Access fees	53,295	—				53,295
Exchange services and other fees	42,209	81,819				124,028
Market data fees	30,034	130,880				160,914
Regulatory fees	33,489	275,747				309,236
Other revenue	19,502					19,502

Total revenue	634,545	1,778,680	—		—	2,413,225

Cost of revenue:
Liquidity payments		1,070,686				1,070,686
Section 31 fees		275,747				275,747
Routing and clearing		47,737				47,737

Total cost of revenue	—	1,394,170	—		—	1,394,170

Revenues less cost of revenues	634,545	384,510	—		—	1,019,055
Operating expenses:
Compensation and benefits	105,925	79,826				185,751
Depreciation and amortization	46,274	40,751	43,112	K		130,137
Technology support services	20,662	27,187			11,792	59,641
Professional fees and outside services	50,060	11,122			14,462	75,644
Royalty fees	70,574	—				70,574
Order routing	2,293	—				2,293
Travel and promotional	8,982	—			5,328	14,310
Facilities	4,998	3,030			1,773	9,801
Regulatory costs	—	11,138	—		(11,138)	—
Change in fair value of contingent consideration liability to related party	—	2,800	—		(2,800)	—
General and administrative	—	26,220	—		(26,220)	—
Other expenses	4,849	—			6,803	11,652

Total operating expenses	314,617	202,074	43,112		—	559,803

Operating income	319,928	182,436	(43,112)			459,252
Non-operating income (expense):
Interest and other borrowing costs	(43)	(46,593)	(14,899)	M		(61,535)
Net income from investments	447	1,186				1,633
Investment and other income	3,692	1,703				5,395

	4,096	(43,704)	(14,899)			(54,507)

Income before income taxes	324,024	138,732	(58,011)			404,745
Income tax provision	119,001	56,506	(21,305)	N		154,202

Net income	205,023	82,226	(36,706)			250,543
Net loss attributable to noncontrolling interests	—	—				—

Net income excluding noncontrolling interests	205,023	82,226	(36,706)			250,543
Net income allocated to participating securities	(898)					(898)

Net income allocated to common stockholders	$204,125	$82,226	$(36,706)		$—	$249,645

Earnings per share
Basic	$2.46	$0.87				$2.20
Diluted	$2.46	$0.87				$2.20
Weighted average number of shares
Basic	83,081	94,575	(64,302)	O		113,354
Diluted	83,081	94,986	(64,580)	O		113,487

See the accompanying notes to the unaudited pro forma financial statements

1.           Description of Transaction

              On September 25, 2016, CBOE Holdings announced that it had entered into the Merger Agreement, providing, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly owned subsidiary of CBOE Holdings will merge with and into Bats, with Bats surviving as a wholly owned subsidiary of CBOE Holdings (the "merger"). The Merger Agreement also provides that, immediately following the effective time of the merger, Bats, as the surviving corporation in the merger, will merge with and into CBOE V, LLC ("Merger LLC"), with Merger LLC surviving the subsequent merger.

              Each share of voting or non-voting Bats common stock outstanding immediately prior to the effective time of the merger (other than shares held by CBOE Holdings, Bats or any of their respective subsidiaries, shares held by any holder of Bats common stock who is entitled to demand and properly demands appraisal of such shares under Delaware law and unvested restricted shares of Bats common stock granted under any Bats equity incentive plan) will convert into, at the election of the holder of such share, subject to proration and adjustment, either (i) mixed consideration, which consists of $10.00 in cash and 0.3201 of a share of CBOE Holdings common stock, (ii) cash consideration, which consists of an amount of cash equal to the sum, rounded to two decimal places, of (a) $10.00 plus (b) the product of 0.3201 of a share of CBOE Holdings common stock multiplied by the volume-weighted average price, rounded to four decimal places, of shares of CBOE Holdings common stock on the NASDAQ Stock Market LLC ("NASDAQ") for the ten consecutive trading day period ending on the second full trading day prior to the effective time of the merger (the "closing CBOE Holdings VWAP") or (iii) stock consideration, which consists of a number of shares of CBOE Holdings common stock equal to the sum of (a) 0.3201 of a share of CBOE Holdings common stock and (b) the quotient obtained by dividing $10.00 by the closing CBOE Holdings VWAP. Holders of Bats voting and non-voting common stock who do not make an election will receive the mixed consideration.

              The completion of the Acquisition is subject to certain conditions, including, among others, (i) CBOE Holdings stockholders approving the proposal to approve the issuance of shares of CBOE Holdings common stock pursuant to the Merger Agreement and Bats stockholders approving the proposal to adopt the Merger Agreement, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other governmental approvals and (iii) other customary closing conditions. The Acquisition is expected to close in the first half of 2017.

              Concurrently, and in connection with entering into the Merger Agreement, CBOE Holdings entered into a commitment letter, pursuant to which, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (Bank of America, N.A., and other such financial institutions that accede as lender to the debt commitment letter in accordance with its terms, the "commitment parties"), subject to the satisfaction and waiver of certain conditions, have committed to provide debt financing for the purposes of funding (i) the cash portion of the merger consideration, (ii) the repayment of certain existing indebtedness of Bats and its subsidiaries and (iii) related fees and expenses, which debt financing consists of a senior unsecured 364-day bridge loan facility in an aggregate principal amount of up to $1.65 billion (the "bridge facility") due and payable 364 days after the closing date to the extent CBOE Holdings fails to generate gross cash proceeds in an aggregate principal amount of up to $1.65 billion from permanent financing, including pursuant to the new senior unsecured term loan facility and the issuance of the notes offered hereby on or prior to the consummation of the transactions contemplated by the Merger Agreement.

              The commitment parties' obligations to provide such financing became effective September 25, 2016 and will end on the earliest of (i) the termination of the Merger Agreement pursuant to its terms, (ii) July 25, 2017 (or if the outside date is extended pursuant to the terms of the Merger Agreement,

October 23, 2017) or (iii) the closing of the transactions contemplated by the Merger Agreement without the use of the bridge facility.

              CBOE Holdings has entered into a $1.0 billion senior unsecured delayed draw term facility (subject to increase of up to $1.5 billion in the aggregate) to replace a portion of the bridge facility and also expects to issue the notes offered hereby prior to the completion of the Acquisition in lieu of drawing the remainder amount on the bridge facility. Accordingly, CBOE Holdings does not expect to fund the cash portion of the merger consideration, the repayment of certain indebtedness of Bats and its subsidiaries or related fees and expenses with the bridge facility. For purposes of the pro forma financial statements, the related financing transaction is presented as if $1.0 billion of the funding were provided pursuant to the senior unsecured term facility and the remaining $650 million were provided pursuant to the bridge facility. CBOE Holdings anticipates that the interest that it will ultimately pay once the offering of the notes is complete will be lower than what is assumed in the pro forma financial statements.

              Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding unexercised option to purchase Bats common stock granted under any Bats equity incentive plan, whether vested or unvested ("Bats Stock Options") will be converted into an option to purchase shares of CBOE Holdings common stock ("CBOE Holdings Stock Options"), with the same terms and conditions (including vesting schedule) as were applicable to such Bats Stock Option (but taking into account any changes, including any acceleration of vesting of such Bats Stock Option, occurring by reason of the transactions contemplated by the Merger Agreement). The number of shares of CBOE Holdings common stock subject to each such CBOE Holdings Stock Option will be equal to the number of shares of Bats common stock subject to the corresponding Bats Stock Option immediately prior to the effective time of the merger multiplied by the exchange ratio (subject to certain adjustments and rounding), and the exercise price of such CBOE Holdings Stock Option will be equal to the per share exercise price under the corresponding Bats Stock Option divided by the exchange ratio (subject to certain adjustments and rounding).

              Also pursuant to the Merger Agreement, at the effective time of the merger, each outstanding award of restricted Bats common stock granted under any Bats equity incentive plan ("Bats Restricted Shares") will be assumed by CBOE Holdings and will be converted into an award of restricted shares of CBOE Holdings common stock ("CBOE Holdings Restricted Shares"), subject to the same terms and conditions (including vesting schedule) that applied to the applicable Bats Restricted Shares immediately prior to the effective time of the merger (but taking into account any changes, including any acceleration of vesting of such Bats Restricted Shares, occurring by reason provided for in the Merger Agreement). The number of shares of CBOE Holdings common stock subject to each such award of CBOE Holdings Restricted Shares will be equal to the number of shares of Bats common stock subject to the corresponding Bats Restricted Share award multiplied by the exchange ratio.

2.           Basis of Presentation

              The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with CBOE Holdings being the accounting acquirer, and is based on the historical financial statements of CBOE Holdings and Bats. Certain reclassifications have been made to the historical financial statements of Bats to conform to the financial statement presentation to be adopted by CBOE Holdings.

              The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the consolidated statements of operations of CBOE Holdings and Bats for the period then ended to give effect to the Acquisition as if it had occurred at the beginning of the period. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the consolidated statements of operations of CBOE Holdings and

Bats for the year then ended to give effect to the Acquisition as if it had occurred at the beginning of the period. The unaudited pro forma condensed combined balance sheet as of September 30, 2016, combines the consolidated balance sheets of CBOE Holdings and Bats as of September 30, 2016 to give effect to the Acquisition as if it had occurred on September 30, 2016.

              The pro forma adjustments include the application of the acquisition method of accounting under purchase accounting guidance. Purchase accounting guidance requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing of the Acquisition. Transaction fees for the Acquisition are expensed as incurred and are primarily included in professional fees and outside services. CBOE Holdings and Bats did not incur any transaction expenses related to the Acquisition during the six months ended June 30, 2016 or during 2015. Transaction fees incurred during the three months ended September 30, 2016 were approximately $8.6 million and $3.4 million for CBOE Holdings and Bats, respectively.

              The pro forma adjustments have been developed based on CBOE Holdings' management's judgment, including estimates relating to the allocations of purchase price to the assets acquired and liabilities assumed of Bats based on preliminary estimates of fair value. CBOE Holdings management believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available. However, as the valuations of assets acquired and liabilities assumed are in process and are not expected to be finalized until subsequent to the Acquisition's completion in 2017, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocations may be subject to adjustment. The pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with integrating CBOE Holdings and Bats.

              The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what CBOE Holdings' actual consolidated results of operations or consolidated financial position would have been had the Acquisition or the related financing transactions occurred on the dates assumed, nor are they necessarily indicative of CBOE Holdings' future consolidated results of operations or consolidated financial position.

3.           Preliminary Purchase Price Calculation and Allocation

              CBOE Holdings will allocate the purchase price in the Acquisition to the fair value of the Bats assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Bats as of September 30, 2016. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisers, at the completion of the Acquisition. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to CBOE Holdings only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. The estimated intangible assets are comprised of trading registrations and licenses, customer relationships, technology and other. Additional intangible asset classes may be identified as the valuation process continues. However, such items are currently not expected to be material to the overall purchase price allocation. The residual amount of the purchase price after preliminary allocation to identifiable net assets represents goodwill.

              The total preliminary estimated purchase price of approximately $3.2 billion was determined based on shares of Bats common stock and awards outstanding under Bats' four equity incentive plans (which are referred to as equity awards), as of September 30, 2016. For purposes of the pro forma financial statements, such common stock and equity awards are assumed to remain outstanding as of the closing date of the Acquisition. Further, no effect has been given to any other new shares of common stock or other equity awards that may be issued or granted subsequent to September 30, 2016 and before the closing date of the Acquisition. In all cases in which CBOE Holdings' closing stock price is a determining factor in arriving at final merger consideration, the stock price assumed for the total preliminary purchase price is the closing price of CBOE Holdings common stock on December 30, 2016 ($73.89 per share), the most recent date practicable prior to the date of this prospectus supplement. Below is a preliminary purchase price calculation:

	Shares	Per Share	Purchase Consideration (in thousands)
Cash consideration for outstanding Bats common stock	94,811,323	$10.00	$948,113

Total cash consideration			948,113
Shares of CBOE Holdings common stock issued in exchange for Bats common stock outstanding(1)	30,349,104	$73.89	2,242,495
CBOE Holdings Stock Options issued in exchange for Bats Stock Options outstanding that do not require post-combination services(2)	593,375	$54.80	32,517
CBOE Holdings stock options exchanged for Bats stock options that do require post-combination services(2)	289,676	N/A	8,997
CBOE Holdings Restricted Shares issued in exchange for Bats Restricted Shares outstanding that do not require post-combination services(3)	9,601	$73.89	709
CBOE Holdings Restricted Shares issued in exchange for Bats Restricted Shares outstanding that require post-combination services(3)	706,912	N/A	15,709

Total stock consideration			2,300,427

Total preliminary estimated purchase price			$3,248,540

(1)
The number of shares of CBOE Holdings common stock issued was determined based on the conversion factor of 0.3201 of a share of CBOE Holdings common stock for each issued and outstanding share of Bats common stock.

(2)
The number of CBOE Holdings Stock Options issued was determined based on 1,946,038 Bats Stock Options outstanding as of September 30, 2016 multiplied by an exchange factor of 0.4534 per award. The Merger Agreement provides that the number of shares of CBOE Holdings common stock subject to each CBOE Holdings Stock Option into which each Bats Stock Option is converted will be equal to the number of shares of Bats common stock subject to the corresponding Bats Stock Option immediately prior to the effective time of the merger multiplied by the exchange ratio, which is the sum of (a) 0.3201 of a share of CBOE Holdings common stock and (b) the quotient obtained by dividing $10.00 by the closing CBOE Holdings VWAP. The calculated closing volume weighted average price for December 30, 2016 was $75.0021, which was the assumed closing CBOE Holdings VWAP for purposes of this calculation. The per share price in the table is the weighted average fair value for all CBOE Holdings replacement stock options. Ninety-one percent of the fair value of the replacement awards is included in the purchase consideration above, as this amount represents the fair value attributable to the service period completed prior to the Acquisition date. The remaining service period will be completed post-Acquisition, and future vesting and expense will be recognized accordingly.

(3)
The number of CBOE Holdings Restricted Shares issued was determined based on 1,580,196 unvested Bats Restricted Shares as of September 30, 2016 multiplied by an exchange factor of 0.4534 per award. The Merger Agreement provides that the number of shares of CBOE Holdings common stock into which each such award of CBOE Holdings Restricted Shares is converted will be equal to the number of shares of Bats common stock subject to the corresponding Bats Restricted Share award multiplied by the exchange ratio, which is the sum of (a) 0.3201 of a share of CBOE Holdings common stock and (b) the quotient obtained by dividing $10.00 by the closing CBOE Holdings VWAP. The calculated closing volume weighted average price for December 30, 2016 was $75.0021, which was the assumed closing CBOE Holdings VWAP for purposes of this calculation. Only 31.0% of the fair value of the replacement awards is included in the purchase consideration above, as this amount represents the fair value attributable to the service period completed prior to the Acquisition date. The remaining service period will be completed post-Acquisition and future vesting and expense will be recognized accordingly.

              The preliminary purchase price calculation was based on the number of unvested shares of Bats common stock, Bats Stock Options and Bats Restricted Shares as of September 30, 2016, disclosed in Bats' Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. The cash component of the purchase price was a product of the shares of Bats common stock assumed to be outstanding multiplied by $10.00 per share. The value for CBOE Holdings common stock to be exchanged for Bats common stock was calculated by applying the conversion factor of 0.3201 of a share of CBOE Holdings common stock for each share of Bats common stock outstanding, multiplied by the closing price per share of CBOE Holdings common stock as reported on NASDAQ of $73.89 at market close on December 30, 2016. Outstanding Bats Stock Options were valued using a Black Scholes model, utilizing the closing price per share of CBOE Holdings common stock as reported on NASDAQ of $73.89 at market close on December 30, 2016, volatility rates, risk-free interest rates and expected lives for the stock options (each as detailed in the following table), and a dividend yield of 1.50%, after converting the number of outstanding Bats Stock Options and their associated exercise prices based on the defined conversion ratio in the Merger Agreement.

Valuation of Bats Stock Options

Original Grant Date	Volatility Rate	Risk-Free Interest Rate	Expected Option Life (Years)
May 2009	19.15%	0.76%	1.292
December 2009	18.88%	0.77%	1.603
February 2010	18.95%	0.78%	1.667
July 2010	18.94%	0.79%	1.875
December 2014	19.39%	1.13%	4.381

              CBOE Holdings will issue replacement CBOE Holdings Restricted Shares for the outstanding Bats Restricted Shares on the closing date of the Acquisition. The fair value of the replacement CBOE Holdings Restricted Shares attributable to service periods completed prior to the effective time of the Acquisition has been included in the purchase price consideration, and the fair value of the replacement CBOE Holdings Restricted Shares attributable to service periods completed after the effective time of the Acquisition will be expensed prospectively by CBOE Holdings.

              The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Acquisition is consummated. In accordance with purchase accounting guidance, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Acquisition at the then-current market price. This requirement will likely result in a per share equity component that differs from the $73.89 (the closing price per share of

CBOE Holdings common stock as reported on NASDAQ at market close on December 30, 2016) assumed in the unaudited pro forma financial statements, and that difference may be material. CBOE Holdings believes that a price volatility of as much as 10% in the price of CBOE Holdings common stock on the closing date of the Acquisition from the price of CBOE Holdings common stock assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon the recent history of the price of CBOE Holdings common stock. A 10% fluctuation in the market price of CBOE Holdings common stock would affect the value of the merger consideration with a corresponding change to goodwill, as illustrated in the table below:

	Estimated Merger Consideration	Estimated Goodwill
	(in thousands)
As presented in the pro forma adjustments	$3,248,540	$1,457,545
10% increase in common stock price	3,472,790	1,681,795
10% decrease in common stock price	3,024,291	1,233,296

              Below is the preliminary purchase price allocation for the merger:

Preliminary purchase price allocation (in thousands)
Net tangible assets (liabilities)	$(510,183)
Identifiable intangible assets	3,205,000
Net deferred tax liability	(903,822)
Goodwill	1,457,545

Total preliminary purchase price	$3,248,540

4.           The unaudited pro forma condensed combined balance sheet reflects the following adjustments: Pro Forma Adjustments—Balance Sheet (in thousands, except percentages)

              A.    Adjusted to reflect the use of cash on hand to fund a portion of the cash consideration related to the Merger Agreement comprised of the following:

Proceeds from the senior unsecured term facility	$1,000,000
Proceeds from the bridge facility	650,000
Cash paid for Bats common stock	(948,113)
Refinance Bats term loan (balance as of September 30, 2016)	(613,375)
Financing fees and expenses	(8,426)

Net impact on cash balance	$80,086

              B.    Accounts payable adjusted for estimated transaction fees of $36,803. The related tax impact is $10,024.

              C.    To record the incurrence of new short-term debt under the bridge facility to fund a portion of the cash consideration of the Acquisition and pay off the historical Bats debt, the following adjustment was made:

Borrowing under the CBOE Holdings bridge facility	$650,000
Less: Financing costs associated with the bridge facility	(7,968)

Net issuance of short-term debt	642,032
Paydown existing Bats short-term obligations	(4,123)

Net change in short-term debt	$637,909

              CBOE Holdings expects to issue the notes offered hereby in lieu of borrowing under the bridge facility. The notes will be carried on the balance sheet as long-term debt.

              D.    Adjusted the net book value of Bats' investment in EuroCCP to estimated fair value.

	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)
Investment in EuroCCP	$11,222	$11,722	$500

              Adjustment based on discounted cash flows.

              E.    Adjusted to eliminate historical Bats goodwill and intangible assets.

              F.     Adjusted to record the preliminary estimated fair value of goodwill. Goodwill resulting from the acquisition of Bats by CBOE Holdings is not amortized. Goodwill will be assessed for impairment at least annually in accordance with ASC 350, Intangibles—Goodwill and Other.

              G.    Adjusted to record identifiable intangible assets at their preliminary estimated fair values. Fair values for trade name and open interest intangible assets have been estimated using an income approach. Fair values for all other intangible assets were estimated using a multi-period excess earnings method. Amortization expense has been calculated using a straight-line method over the estimated useful life.

	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)	Estimated Useful Life—Years	Annual Amortization	Nine Months Amortization
Trademark and trade names	$19,700	$25,000	$5,300	4	$6,250	$4,688
Customer relationships	162,497	1,100,000	937,503	25	44,000	33,000
Trading registration and licenses	80,903	1,900,000	1,819,097	Indefinite
Trading permit holder relationships—Hotspot	—	100,000	100,000	12	8,333	6,250
Technology	13,100	80,000	66,900	7	11,429	8,571
Non-compete	5,830		(5,830)
Domain names	217		(217)
Less: Accumulated amortization	(64,023)		64,023

	$218,224	$3,205,000	$2,986,776		$70,012	$52,509

              H.    To record the incurrence of new long-term debt under the senior unsecured term facility to fund a portion of the cash consideration of the Acquisition and pay off the historical Bats debt, the following adjustment was made:

Borrowing under the senior unsecured term facility	$1,000,000
Less: Financing costs associated with the term facility	(5,175)

Net issuance of long-term debt	994,825
Paydown existing Bats long-term obligations	(595,151)

Net change in long-term debt	$399,674

              The notes will be carried on the balance sheet as long-term debt and such long-term debt would be in addition to the net change in long-term debt described in this Note H.

              I.     Adjusted to record net deferred tax liabilities related to tangible assets and liabilities and identifiable intangible assets.

Fair value of identified intangible assets	$3,205,000
Write-off of Bats existing intangible assets	(218,224)
Write-off of Bats existing goodwill	(727,221)

2,259,555
Estimated tax rate	40%

Net deferred tax asset resulting from allocation of purchase price	$903,822

              J.     The following adjustments were made to stockholders' equity to eliminate Bats historical equity balances, to reflect the issuance of common stock in connection with the Acquisition, and record the impact of the replacement awards granted in connection with the Acquisition:

New shares of CBOE Holdings common stock issued in exchange for Bats common stock	$2,242,495
Preliminary fair value of Bats stock options and restricted stock units exchanged in merger	57,931
Transaction expense, net of tax	(26,779)
Loss on early retirement of debt	(14,101)
Elimination of Bats historical stockholders' equity	(434,762)

$1,824,784

5.           Pro Forma Adjustments—Statement of Operations

              The unaudited pro forma condensed combined statement of operations reflect the following adjustments:

              K.    Adjusted to reverse amortization of Bats intangible assets and record amortization of identified intangibles as follows:

	Amortization Expense for the year ended December 31, 2015	Amortization Expense for the nine months ended September 30, 2016
	(in thousands)
Reverse amortization recorded by Bats on intangible assets	$(26,900)	$(20,481)
Record amortization of identified intangible assets acquired by CBOE Holdings	70,012	52,509

	$43,112	$32,028

              L.    Eliminated non-recurring incremental costs of the acquisition of Bats by CBOE Holdings incurred in the three months ended September 30, 2016.

              M.   Adjusted to record anticipated borrowings by CBOE Holdings to finance the cash payment of $948 million to Bats shareholders as part of the merger consideration and $613 million to refinance existing Bats short- and long-term debt.

	Interest Expense for the year ended December 31, 2015	Interest Expense for the nine months ended September 30, 2016
	(in thousands, except percentages)
Anticipated borrowings	$1,650,000	$1,650,000
Weighted average interest rate	3.168%	3.099%

Stated interest	52,278	38,351
Amortization of capitalized debt costs	9,214	6,887
Reverse interest recorded on existing Bats short- and long-term debt	(46,593)	(30,172)

Total pro forma adjustments	$14,899	$15,066

              The unaudited pro forma adjustment for the year ended December 31, 2015 and the period ended September 30, 2016 respectively reflects a full year and nine months of interest expense using the same assumptions. If the all-in variable interest rates were to increase by 12.5 basis points, this would result in approximately $2.1 million and $1.3 million in additional interest expense for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively. CBOE Holdings anticipates that the interest that it will ultimately pay once the offering of the notes is complete will be lower than what is assumed in the pro forma financial statements.

              N.    Adjusted to record the tax effect on pro forma adjustments at a combined U.S. (federal and state) statutory income tax rate of 40%.

              O.    Adjusted the weighted average number of shares outstanding used to determine basic and diluted pro forma earnings per share based on the exchange of Bats common stock for CBOE Holdings common stock as follows:

	Year ended December 31, 2015	Nine Months Ended September 30, 2016
	(in thousands, except ratios)
Basic calculation:
Bats historical weighted average shares outstanding	94,575	94,800
Exchange ratio	0.3201	0.3201

CBOE Holdings new shares issued	30,273	30,345

Pro forma adjustment	(64,302)	(64,455)

Diluted calculation
Bats historical weighted average shares outstanding	94,986	96,400
Exchange ratio	0.3201	0.3201

CBOE Holdings new shares issued	30,406	30,858

Pro forma adjustment	(64,580)	(65,542)

6.           Reclassifications

              The reclassifications, as presented in the pro forma financial statements, result in consistency of reporting between CBOE Holdings and Bats with no impact on net expenses.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

              Set forth below is a summary of certain financing arrangements of CBOE Holdings. The following summary is not a complete description of the terms of these financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to CBOE Holdings' filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

              As of September 30, 2016, we had no long-term or short-term debt.

New Term Loan

              On December 15, 2016, CBOE Holdings, as borrower, entered into a Term Loan Credit Agreement (the "Term Loan Agreement") with Bank of America, N.A., as Administrative Agent (the "Term Loan Agent"), certain lenders named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, Morgan Stanley MUFG Loan Partners, LLC, as Syndication Agent, and Citibank, N.A., PNC Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

              The Term Loan Agreement provides for a senior unsecured delayed draw term loan facility (the "Term Loan Facility") in an aggregate principal amount of $1.0 billion. We may also, subject to the agreement of the applicable lenders, increase the commitments under the Term Loan Agreement by up to $500 million for a total of $1.5 billion. Proceeds from the Term Loan Facility, if drawn, may be used (i) to finance in part the Acquisition, (ii) to repay certain of Bats' existing indebtedness, (iii) to pay fees and expenses incurred in connection with the Acquisition and (iv) to fund working capital needs and for other general corporate purposes. The availability of the commitments under the Term Loan Agreement is conditioned upon, among other things, confirmation that the Acquisition has been consummated, or will be consummated substantially concurrently with the extension of the loans under the Term Loan Agreement.

              Commitments under the Term Loan Agreement will expire on the earlier of (i) the consummation of the Acquisition (after giving effect to the funding of the committed loans in accordance with and subject to the terms of the Term Loan Agreement), (ii) July 25, 2017 (or if the outside date is extended pursuant to the terms of the Merger Agreement, October 23, 2017), (iii) the closing of the Acquisition without using the loans under the Term Loan Agreement and (iv) the termination of the Merger Agreement in accordance with the terms thereof. Loans under the Term Loan Agreement, if drawn, will mature five years following the closing date of the Acquisition. The Term Loan Facility is unsecured and is not guaranteed by any of our subsidiaries.

              Loans under the Term Loan Agreement will bear interest, at our option, at either (i) the London Interbank Offered Rate ("LIBOR") periodically fixed for an interest period (as selected by us) of one, two, three or six months plus a margin (based on our public debt ratings) ranging from 1.00 percent per annum to 1.75 percent per annum or (ii) a daily floating rate based on the Term Loan Agent's prime rate (subject to certain minimums based upon the federal funds effective rate or LIBOR) plus a margin (based on our public debt ratings) ranging from zero percent per annum to 0.75 percent per annum. We will be required to pay a ticking fee to the Term Loan Agent for the account of the lenders which will initially accrue at a rate (based on our public debt ratings) ranging from 0.10 percent per annum to 0.30 percent per annum multiplied by the undrawn aggregate commitments of the lenders in respect of the Term Loan Facility, accruing during the period commencing on December 15, 2016 and ending on the earlier of (i) the date on which the loans are drawn and (ii) the termination of the commitments under the Term Loan Agreement in accordance with the terms thereof.

              The Term Loan Agreement contains customary representations, warranties and affirmative and negative covenants for facilities of its type, including financial covenants, events of default and indemnification provisions in favor of the lenders. The negative covenants include restrictions regarding the incurrence of liens (except permitted liens), the incurrence of indebtedness by our subsidiaries and fundamental changes, subject to certain exceptions in each case. The financial covenants require us to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio of not less than 4.00 to 1.00 and a maximum consolidated leverage ratio of not greater than 3.50 to 1.00.

New Revolving Facility

              On December 15, 2016, CBOE Holdings, as borrower, entered into a Credit Agreement (the "Revolving Credit Agreement") with Bank of America, N.A., as Administrative Agent (the "Revolver Agent") and as Swing Line Lender, certain lenders named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, Morgan Stanley MUFG Loan Partners, LLC, as Syndication Agent, and Citibank, N.A., PNC Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

              The Revolving Credit Agreement provides for a senior unsecured $150 million five-year revolving credit facility (the "Revolving Credit Facility") that includes a $25 million swing line sub-facility. We may also, subject to the agreement of the applicable lenders, increase the commitments under the Revolving Credit Facility by up to $100 million, for a total of $250 million. The Revolving Credit Agreement provides that we may obtain, subject to the satisfaction of customary conditions, loans in U.S. Dollars, Euros and Pounds Sterling. Subject to specified conditions, we may designate one or more of our subsidiaries as additional borrowers under the Revolving Credit Agreement provided that CBOE Holdings guarantees all borrowings and other obligations of any such subsidiaries under the Revolving Credit Agreement. As of December 31, 2016, no subsidiaries were designated as additional borrowers.

              Funds borrowed under the Revolving Credit Agreement may be used to fund working capital and for other general corporate purposes. As of December 31, 2016, no borrowings were outstanding under the Revolving Credit Agreement. Accordingly, at December 31, 2016, $150 million of borrowing capacity was available for the purposes permitted by the Revolving Credit Agreement.

              Loans under the Revolving Credit Agreement will bear interest, at our option, at either (i) LIBOR periodically fixed for an interest period (as selected by us) of one, two, three or six months plus a margin (based on our public debt ratings) ranging from 1.00 percent per annum to 1.75 percent per annum or (ii) a daily floating rate based on the Revolver Agent's prime rate (subject to certain minimums based upon the federal funds effective rate or LIBOR) plus a margin (based on our public debt ratings) ranging from zero percent per annum to 0.75 percent per annum.

              Subject to certain conditions stated in the Revolving Credit Agreement, we may borrow, prepay and reborrow amounts under the Revolving Credit Facility at any time during the term of the Revolving Credit Agreement. The Revolving Credit Agreement will terminate and all amounts owing thereunder will be due and payable on December 15, 2021, unless the commitments are terminated earlier, either at our request or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events). The Revolving Credit Agreement contains customary representations, warranties and affirmative and negative covenants for facilities of its type, including financial covenants, events of default and indemnification provisions in favor of the lenders. The negative covenants include restrictions regarding the incurrence of liens (except permitted liens), the incurrence of indebtedness by our subsidiaries and fundamental changes, subject to certain exceptions in each case. The financial covenants require us to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio of not less than 4.00 to 1.00 and a maximum consolidated leverage ratio of not greater than 3.50 to 1.00.

 DESCRIPTION OF NOTES

              The notes will be issued under an indenture, to be dated as of January 12, 2017, between us and Wells Fargo Bank, National Association, as trustee (the "trustee"), as amended or supplemented from time to time (the "indenture"). The following discussion includes a summary description of certain material terms of the indenture. Because this is a summary, it does not include all of the information that is included in the indenture. You can find the definitions of certain terms used below under the subheading "—Certain Defined Terms." For purposes of this section, references to "CBOE Holdings," "we," "us" and "our" refer only to CBOE Holdings, Inc. and not to any of its subsidiaries.

              You should read the indenture carefully and in its entirety. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. You may request a copy of the indenture at our address set forth under "Where You Can Find More Information."

General

              The notes constitute a series of notes that will initially be limited to $650,000,000 aggregate principal amount and will mature on January 12, 2027. The notes will bear interest at 3.650% per year. We will pay interest on the notes semi-annually in arrears on January 12 and July 12 of each year commencing on July 12, 2017 to the person in whose name the notes (or any predecessor note) is registered at the close of business on December 28 or June 27, respectively, preceding such interest payment date (whether or not a business day). Interest on the notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each. If any interest payment date, maturity date, redemption date or other payment date with respect to the notes is not a business day, then the relevant interest payment will be postponed until the first following business day and no additional interest will accrue thereon for the period from and after such interest payment date, maturity date, redemption date or other payment date.

              The notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be exchangeable and transfers thereof will be registrable at an office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee).

              We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

              The indenture does not contain any provisions that would limit our ability or the ability of any of our Subsidiaries to incur indebtedness.

Ranking

              The notes will be our senior unsecured obligations, will rank equally in right of payment with all our other existing and future senior unsecured debt, including all other unsubordinated notes issued under the indenture, from time to time outstanding, will be effectively junior to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the secured and unsecured debt of our Subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our Subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any Subsidiary of ours upon that Subsidiary's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the Subsidiary.

Sinking Fund

              The notes will not be subject to any sinking fund.

Further Issuances

              We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the notes, increase the principal amount of the notes under the indenture and issue additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date, issue price and, in some cases, the first interest payment date, and the date from which interest will begin to accrue) as the notes being offered hereby. We will not, however, issue such additional notes with the same CUSIP number as the notes being offered hereby if they are not fungible for U.S. federal income tax purposes with the notes being offered hereby. Any such additional notes will constitute part of the same series as the notes being offered hereby.

Optional Redemption

              We may, at our option, redeem the notes, in whole or in part, at any time and from time to time prior to October 12, 2026 (the date that is three months prior to their maturity date) (the "Par Call Date") on not less than 30 nor more than 60 days' prior notice transmitted to the holders of the notes to be redeemed. The notes will be so redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date to, but excluding, the Par Call Date but for such redemption (except that, if such redemption date is not an interest payment date with respect to the notes, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued and unpaid thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the notes being redeemed, if any, to, but excluding, such redemption date. We will be required to notify the trustee of the redemption price with respect to any redemption promptly after the calculation and the trustee will not be responsible for such calculation.

              At any time on and after the Par Call Date, we may, at our option, redeem the notes in whole or in part, at any time and from time to time on not less than 30 nor more than 60 days' prior notice transmitted to the holders of notes to be redeemed. The notes will be so redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed, if any, to, but excluding, the date of redemption.

              Notwithstanding the foregoing, payments of interest on the notes that are due and payable on any interest payment date falling on or prior to a date fixed for redemption of any notes will be payable to the holders of those notes registered as such at the close of business on the relevant record date according to their terms and the terms and provisions of the indenture.

              "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Par Call Date.

              "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

              "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

              "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") specified from time to time by us, except that if any of the foregoing ceases to be a Primary Treasury Dealer, we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

              "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

              On and after any redemption date, interest will cease to accrue on the notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, (a) if such notes are represented by global notes, interests in such global notes will be selected for redemption in accordance with the customary procedures of The Depository Trust Company ("DTC"), or (b) if such notes are represented by notes in certificated form, the trustee will select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by indenture trustees in similar circumstances.

Special Mandatory Redemption

              In the event that the Acquisition has not occurred on or prior to October 23, 2017, or the Merger Agreement is terminated other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced, we will be required to redeem all outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (the "special mandatory redemption price"). The "special mandatory redemption date" means the earlier to occur of (1) the tenth business day following October 23, 2017, if the merger has not been completed on or prior to October 23, 2017, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on an interest payment date falling on or prior to the special mandatory redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

              We will cause the notice of special mandatory redemption to be transmitted, with a copy to the trustee, within ten business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, on and after such special mandatory redemption date, the notes will cease to bear interest.

Change of Control

              If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole or the conditions to a special mandatory redemption have occurred, as described above under "—Optional Redemption" and "—Special Mandatory Redemption," holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of repurchase (the "Change of Control Payment"); provided that, notwithstanding the foregoing, payments of interest on notes that are due and payable on any interest payment date falling on or prior to such date of repurchase will be payable to the holders of the notes registered as such at the close of business on the relevant record date according to their terms and the terms and provisions of the indenture.

              Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, we will (unless we have exercised our right to redeem the notes in whole or a special mandatory redemption event has occurred) be required to transmit a notice to holders of notes and the trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the "Change of Control Payment Date"), which offer will constitute the Change of Control Offer. The notice will, if sent prior to the date on which the Change of Control occurs, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

              Holders of notes electing to have a note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the note (which, in the case of global notes, must be made in accordance with the procedures of DTC, as depositary for such notes) to the trustee under the indenture (or to such other person as may be designated by us for such purpose) as provided in the applicable Change of Control notice prior to the close of business on the third business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures and requirements set forth in such Change of Control notice.

              On the Change of Control Payment Date, we will be required, to the extent lawful, to:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

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  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted by us for payment; and

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  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

              Interest on notes and portions of notes properly tendered for repurchase pursuant to a Change of Control Offer and not withdrawn will cease to accrue on and after the applicable Change of Control Payment Date, unless we shall have failed to accept such notes and such portions of notes for payment or failed to deposit the Change of Control Payment in respect thereof in accordance with the immediately preceding paragraph. We will promptly pay, or cause the trustee or a paying agent for the notes to promptly pay (by application of funds deposited by us as aforesaid), to each holder of notes (or portions thereof) properly tendered and not withdrawn and accepted for payment by us pursuant to such Change of Control Offer, the Change of Control Payment for such notes. In the case of any note repurchased in part, the trustee will promptly authenticate and mail (or cause to be delivered by book-entry transfer) to the holder a new note equal in principal amount to any unrepurchased portion of the note repurchased in part.

              We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not be required to repurchase any notes if we have given written notice of a redemption in whole of the notes as provided under "—Optional Redemption" or "—Special Mandatory Redemption."

              To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may have a similar obligation with regard to certain of our other then-outstanding indebtedness. We may not have sufficient funds to repurchase the notes and such other indebtedness for cash at that time. In addition, our ability to repurchase the notes or such other indebtedness for cash may be limited by law or the terms of other agreements relating to our indebtedness that is outstanding at the time. The failure to make a required repurchase of the notes would, or such other indebtedness could, result in a default under the indenture.

              We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions by virtue of such compliance. The trustee shall not be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Rating Event has occurred.

              For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

              "Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries taken as a whole to any Person other than us or one of our Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of the outstanding shares of our Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the resulting or surviving Person or any direct or indirect parent company of the resulting or surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan providing for the liquidation or dissolution of CBOE Holdings. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same (in our good faith judgment) as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence)

is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term "Person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

              Clause (1) of the definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of "all or substantially all" of the properties and assets of us and our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, our obligation to make an offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our Subsidiaries, taken as a whole, may be uncertain.

              More generally, courts interpreting change of control provisions under New York law (which will be the governing law of the indenture) have not provided a clear and consistent meaning of such change of control provisions, and no assurance can be given as to how or if a court would enforce the Change of Control Triggering Event provisions applicable to the notes or how those provisions would be impacted were we to become a debtor in a bankruptcy case.

              "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

              "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us pursuant to clause (2) of the definition of "Rating Agencies."

              "Moody's" means Moody's Investors Service, Inc. or its successor.

              "Rating Agencies" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

              "Rating Event" means the rating on the notes is lowered to below an Investment Grade Rating by each of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of the first public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

              "S&P" means Standard & Poor's, a division of S&P Global Inc., or its successor.

              "Voting Stock" means, with respect to any specified "Person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Payment

              The payment of principal of and interest on notes represented by a global note will be made in immediately available funds in accordance with the applicable requirements of DTC.

Certain Restrictive Covenants

              The indenture will contain the following restrictive covenants.

              Limitation on Liens.    We may not, and may not permit any of our Significant Subsidiaries to, create or permit to exist any Lien on any Principal Property (or on any capital stock of a Significant Subsidiary) owned by us or any of our Significant Subsidiaries or any Lien on a leasehold interest of ours or any of our Significant Subsidiaries in any Principal Property, whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness, unless we contemporaneously secure the notes (together with, if we so determine, any other Indebtedness of or guaranty by CBOE Holdings or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at our option, prior to) that obligation. We will not, however, be required to secure the notes if the Lien consists of one or more Permitted Liens.

              Limitation on Sale and Lease-Back Transactions.    We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption "—Limitation on Liens"; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other indebtedness of ours or of one of our Subsidiaries (other than indebtedness that is expressly subordinated to the notes by its terms or indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

              Excepted Indebtedness.    Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary's ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions," if, at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of indebtedness which is concurrently being retired, the sum of (without duplication) (a) the aggregate principal amount of all Indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under "—Limitation on Sale and Lease-Back Transactions," does not exceed 15% of Consolidated Net Tangible Assets.

              "Consolidated Net Tangible Assets" means, at any date, the aggregate amount of assets (less applicable reserves) of us and our Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in our most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP.

              Other than the above-described covenants, there are no covenants or provisions contained in the indenture which may afford holders of the notes protection in the event of a highly leveraged transaction involving CBOE Holdings.

Limitations on Merger and Other Transactions

              Prior to the satisfaction and discharge of the indenture, we will not be permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of our properties and assets to another Person unless:

                  (1)   either

                      (a)   we are the continuing or surviving Person in the consolidation or merger; or

                      (b)   the Person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the notes and the indenture;

                  (2)   immediately after the transaction and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no default under the indenture exists; and

                  (3)   an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the trustee to the effect that condition (1) set forth above has been satisfied.

              The continuing, surviving or successor Person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor Person will be relieved of all obligations and covenants under the indenture and the notes.

              The covenant described above includes a phrase relating to the transfer (by lease, assignment, sale or otherwise) of "all or substantially all" of our properties and assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, whether this covenant would apply to a particular transaction as a result of a lease, assignment, sale or other transfer of less than all of our properties and assets may be uncertain.

Events of Default

              The following are "Events of Default" with respect to the notes:

                  (1)   failure to pay principal of (or premium, if any) on any note when due and payable;

                  (2)   failure to pay any interest on any note when due and payable, which failure continues for a period of 30 calendar days;

                   (3)   our failure to perform, or breach of, any other of the covenants or warranties in the indenture (other than a covenant or warranty included therein solely for the benefit of a series of debt securities other than the notes), which failure or breach continues for a period of 90 calendar days after we have been notified of such failure or breach as provided in the indenture;

                   (4)   any nonpayment at maturity or other default (beyond any applicable grace period) of any other outstanding Indebtedness of ours having an aggregate unpaid principal amount of at least $150,000,000, which default continues beyond any applicable grace period and results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof, unless such nonpayment or default has been cured or waived or such Indebtedness has been discharged in full within a period of 60 calendar days after we have been notified of such nonpayment or default as provided in the indenture;

                   (5)   the entry of one or more final judgments for the payment of money against us or any of our Significant Subsidiaries in excess of $150,000,000 individually or in the aggregate above available insurance or indemnity coverage that is not paid, discharged or otherwise stayed (by appeal or otherwise) within a period of 45 calendar days after the entry of such judgments;

                   (6)   specified events of bankruptcy, insolvency or reorganization involving CBOE Holdings; and

                   (7)   the failure to redeem the notes when required pursuant to the terms and conditions thereof or to pay the repurchase price for notes once the notes are required to be repurchased in accordance with the indenture.

              The trustee will be required, within 90 calendar days after the occurrence of a default in respect of the notes, to give to the holders of the notes notice of all such uncured or unwaived defaults known to it, except that:

  •
  in the case of a default in the performance of any covenant of the character contemplated in clause (3) above, no such notice to holders of the notes will be given until at least 30 calendar days after the occurrence of such default; and

  •
  other than in the case of a default of the character contemplated in clause (1) or (2) above, the trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

              If an Event of Default described in clause (6) above occurs, the principal of, and any premium and accrued interest on the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If any other Event of Default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes, by notice as provided in the indenture (with a copy to the trustee if given by the holders), may declare the principal amount of the notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes may, under specified circumstances, rescind and annul such acceleration and waive any past defaults or Events of Default other than the non-payment of principal of the notes which has become due.

              Subject to the provisions of the indenture described below, including those requiring the offer of security or indemnity satisfactory to the trustee, the holders of a majority in aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

              The indenture will limit the right to institute legal proceedings. No holder of a note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

  •
  such holder has previously given to the trustee written notice of a continuing Event of Default;

  •
  the holders of not less than 25% in aggregate principal amount of the outstanding notes have also made a written request to the trustee to institute proceedings;

  •
  such holder or holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee;

  •
  the trustee has failed to institute such proceeding within 60 calendar days after receipt of the written request and offer of indemnity; and

  •
  during such 60-day period, the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request.

              However, the limitations described above will not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, and any premium or interest on, the notes on or after the applicable due dates expressed in the notes.

              The indenture will contain a covenant that we will furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance. We will also be required to notify the trustee promptly, but in no event later than 30 business days, upon becoming aware of any event which after notice or lapse of time or both would become an Event of Default under clauses (3) or (5) above.

Defeasance

              Except as described below, upon compliance with the applicable requirements of the indenture described below:

                  (1)   we will be deemed to have been discharged from our obligations with respect to the notes; or

                  (2)   we will be released from our obligations to comply with the covenants described above under "—Certain Restrictive Covenants" with respect to the notes, and the occurrence of an event described in any of clauses (3), (4), (5) and (7) under "—Events of Default" above will no longer be an Event of Default with respect to the notes, except to the limited extent described below.

              This is referred to as "legal defeasance" and "covenant defeasance," respectively.

              Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of the notes; replace destroyed, stolen, lost or mutilated notes; maintain an office or agency in respect of the notes; hold funds for payment to holders of notes in trust; and to compensate and reimburse the trustee. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the notes as described in clause (3) under "—Events of Defaults" above.

              In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, cash, U.S. Government Obligations or a combination thereof that through the scheduled payment of principal and interest in accordance with their terms will provide, without reinvestment, money in an amount sufficient to pay all of the principal of, and any premium and interest on, the notes on the dates such payments are due in accordance with the terms of the notes. In addition, the following conditions must be satisfied:

  •
  no Event of Default or event with which the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred with respect to the notes and be continuing on the date of such deposit, and with respect to clause (6) under "—Events of Default" above, at any time during the period ending on the 90th day after the date of such deposit;

  •
  in the event of defeasance described in clause (1) above, we shall have delivered to the trustee an opinion of counsel to the effect that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable U.S. federal income tax law, in either case to the effect that, among other things, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner, and at the same times as if such deposit, defeasance and discharge had not occurred;

  •
  in the event of any defeasance in clause (2) above, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner, and at the same times as if such deposit or defeasance had not occurred;

  •
  we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with; and

  •
  we shall have delivered to the trustee a certificate from a nationally recognized firm of independent accountants, or other person acceptable to the trustee, expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations without reinvestment plus any deposited money without investment will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the notes or on any earlier date or dates on which the notes will be subject to repurchase at the option of the holder.

              If we fail to comply with our remaining obligations under the indenture after a defeasance with respect to the notes as described under clause (2) above and the notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of cash and/or U.S. Government Obligations on deposit with the trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. If such a failure occurs, we will remain liable in respect of such payments.

Satisfaction and Discharge

              The indenture will cease to be of any further effect with respect to the notes if:

  •
  all notes have (subject to certain exceptions) been delivered to the trustee for cancellation; or

  •
  all notes and, in the case of the following clause (i) or (ii), not previously delivered to the trustee for cancellation, (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in the case of each of clauses (i), (ii) and (iii) above, we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount in cash and/or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants delivered in writing to the trustee if U.S. Government Obligations are deposited) to pay and discharge the entire indebtedness of the notes at stated maturity or upon redemption, as the case may be, of such notes not previously delivered to the trustee for cancellation, for principal, premium (if any) and interest to the stated maturity or redemption date, as the case may be;

and, in either case, we also will pay or cause to be paid all other sums payable under the indenture or the notes by us with respect to the notes and satisfy certain other conditions specified in the indenture.

              This is referred to as "satisfaction and discharge."

              Notwithstanding the satisfaction and discharge of the indenture with respect to the notes, a limited number of provisions of the indenture shall remain in effect.

Modifications of the Indenture

              The indenture may be modified, amended or supplemented, either without or with consent of the holders of notes, in accordance with the terms and conditions described under the caption "Description of Debt Securities—Modification of the Indenture" in the accompanying prospectus.

Book-Entry System

              The notes will initially be issued in the form of one or more global notes held in book-entry form. Accordingly, DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. We will pay principal of, premium, if any, and interest on, a global note to DTC or its nominee, as the registered owner of the global notes. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have any notes represented by such global note registered in their names;

  •
  not receive or be entitled to receive physical delivery of any notes in definitive registered form; and

  •
  not be considered holders of any note under the indenture.

              DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act.

              DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "—Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus.

              We expect that under procedures established by DTC:

  •
  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

  •
  Ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

              Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

              Redemption notices or repurchase offers for global notes will be sent to DTC or its nominee. If less than all of the global notes are being redeemed, DTC will reduce the amount of the interest of each direct participant in such notes under its procedures.

              In any case where a consent or vote may be required with respect to the notes, neither DTC nor its nominee will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC or its nominee to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

              The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act only on behalf of persons who hold interests through them, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

              As long as the notes are represented by one or more global notes, DTC's nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. Notice by participants or indirect participants or by owners of beneficial interests in a global note held through such participants or indirect participants of the exercise of the option to require purchase of beneficial interests in notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to purchase with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase.

              Notes represented by a global note will be exchangeable for notes in definitive registered form with the same terms only if: (1) we notify the trustee that DTC is no longer willing or able to act as depositary or clearing system for such notes or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we, in our sole discretion, notify the trustee of our election to issue notes in definitive registered form; or (3) an Event of Default under the indenture occurs and is continuing.

              Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or its participants or for maintaining, supervising or reviewing any records of DTC or its participants relating to the notes.

              You may hold interests in the global notes through Clearstream Banking, S.A. ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear.

              Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier and the Luxembourg Central Bank. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

              Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

              Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets and in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

              The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

              Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

              Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

              Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear the next day (European time).

              Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant's account will instead be valued as of the actual settlement date.

              You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certain Defined Terms

              Capitalized terms used but not defined herein have the meanings given to such terms in the indenture. In addition, for purposes of the indenture, the following definitions apply:

              "Attributable Debt" with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

              "Indebtedness" means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed, any borrowed money under any lease required to be capitalized under GAAP as in effect on the issue date or any liability under or in respect of any banker's acceptance (other than a daylight overdraft).

              "Lien" means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

              "Permitted Liens" of any person are defined as:

                  (a)   Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

                  (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords', licensors', lessors' and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

                  (c)   Liens incurred or pledges or deposits made in compliance with workers' compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or to secure letters of credit issued in compliance with such laws, regulations or arrangements;

                  (d)   Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory or regulatory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case, in the ordinary course of business or to secure letters of credit issued in connection therewith;

                  (e)   judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity (including surety bonds) that do not constitute an Event of Default under the indenture;

                  (f)    banker's Liens, rights of set-off, earnest money deposits or similar rights and remedies as to deposit accounts;

                  (g)   Liens securing Indebtedness incurred in connection with the obligations of us or any Significant Subsidiary relating to clearing, depositary, settlement or regulated exchange activities;

                  (h)   Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset (or improvements thereon or fixtures related thereto), or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Significant Subsidiary after the date of issue of the notes offered hereby, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Significant Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Significant Subsidiary became a Significant Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Significant Subsidiary, and (D) the Lien in effect at the time such Significant Subsidiary becomes a Significant Subsidiary is not subsequently extended to any Principal Property acquired by such Significant Subsidiary after the time such Significant Subsidiary becomes a Significant Subsidiary;

                  (i)    any Lien existing on the date of the issue of the notes offered hereby;

                  (j)    Liens upon fixed, capital, real and/or tangible personal property acquired after the date of the issue of the notes (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon or fixtures related thereto;

                  (k)   Liens in favor of us or any Subsidiary of ours;

                  (l)    Liens arising from the sale of accounts receivable for which fair equivalent value is received;

                  (m)  any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j), (k) and (l); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium, fee payable and fees and expenses reasonably incurred in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

                  (n)   Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve as clearing, depositary, settlement or regulated exchange activities in respect thereof;

                  (o)   easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

                  (p)   Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee and/or agent administering or effecting transactions pursuant to a share repurchase program; and

                  (q)   Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection "—Limitation on Mergers and Other Transactions").

              "Person" means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

              "Principal Property" means the land, improvements, buildings and fixtures constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions), unless our Board of Directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

              "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

              "Significant Subsidiary" means, as of any determination date, any Subsidiary of CBOE Holdings that satisfies the criteria for a "Significant Subsidiary" set forth in Rule 1-02(w) of

Regulation S-X under the Exchange Act as of the end of the most recently concluded fiscal quarter for which financial statements are available.

              "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership or other business entity of which, in the case of a corporation, more than 50.0% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50.0% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

              "Synthetic Lease" means any tax retention or other synthetic lease which is treated as an operating lease under GAAP, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

              "U.S. Government Obligation" means (a) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof; and (b) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U.S. Government Obligation specified in clause (a), which U.S. Government Obligation is held by such custodian for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such U.S. Government Obligation; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following is a discussion of material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS") or the courts so as to result in U.S. federal income tax consequences different from those discussed below. This discussion deals only with a note held as a capital asset (generally, property held for investment purposes) by a beneficial owner who purchased the note for cash pursuant to this offering at the offer price set forth on the front cover hereof.

              This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to investors in light of their particular investment or other circumstances. This discussion also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

  •
  a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

  •
  a broker or dealer in securities or foreign currency;

  •
  a U.S. person that has a functional currency other than the U.S. dollar;

  •
  a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes (and their beneficial owners);

  •
  a person subject to alternative minimum tax;

  •
  a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction or integrated transaction;

  •
  a tax-exempt entity;

  •
  a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

  •
  a person who acquires the notes in connection with employment or other performance of services.

              In addition, the following discussion does not address all possible tax consequences related to the acquisition, ownership and disposition of the notes. In particular, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, any ruling or opinion from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or the courts will agree with these statements and conclusions.

              Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Payment Contingencies

              As described above under "Description of Notes—Change of Control" and "Description of Notes—Special Mandatory Redemption," in certain circumstances, we may be required to repurchase notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder's income, gain or loss with respect to the notes to be different from the consequences discussed below. Although the issue is not free from doubt, we intend to treat the possibility of the payment of such additional amounts as being "remote" or "incidental" and therefore as not causing the notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. Our treatment will be binding on all U.S. Holders, as defined below, except a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. You are urged to consult your own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof.

              This discussion assumes the notes will not be treated as contingent payment debt instruments.

U.S. Holders

              For purposes of this summary, a "U.S. Holder" means a beneficial owner of a note that for U.S. federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

              If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes.

    Payment of Interest

              Interest on a note will generally be taxable to you as ordinary income at the time it is received or accrued, in accordance with your usual method of accounting for U.S. federal income tax purposes. If, however, the issue price of the notes is less than its stated principal amount and the difference is equal to or more than a de minimis amount (as set forth in the applicable Treasury regulations), you will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method. It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.

    Sale or Other Taxable Disposition of the Notes

              A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between (a) the amount realized upon the sale, exchange, redemption, retirement, or other taxable disposition (except to the extent attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income), and (b) the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note generally will equal its purchase price for the note.

              Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

    Medicare Tax

              Certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their interest income on, and net gains from the disposition of, notes. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

    Information Reporting and Backup Withholding Tax

              In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a note and the proceeds from the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, currently at a rate of 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

  •
  your correct taxpayer identification number; and

  •
  a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

              If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

              Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Backup withholding is not an additional tax and amounts withheld may be refunded or credited against your federal income tax liability, provided you furnish required information to the IRS.

Non-U.S. Holders

              For purposes of this summary, a Non-U.S. Holder is any beneficial owner of a note that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

    Payment of Interest

              Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—Foreign Account Tax Compliance Act," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes, provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us directly or constructively through stock ownership, and (C) properly complies with applicable certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on a properly executed IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

              Subject to the discussion in the following paragraph, if a Non-U.S. Holder does not satisfy the requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or, provided applicable certification requirements are met, a lower applicable treaty rate).

              Notwithstanding the foregoing, if interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty branch profits tax rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, the interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

    Sale or Other Taxable Disposition of the Notes

              Subject to the discussions below under "—Information Reporting and Backup Withholding" and "—Foreign Account Tax Compliance Act," a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to a branch profits tax at a rate of 30% (or a lower applicable income tax treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S.-source capital losses).

    Information Reporting and Backup Withholding

              Information returns will be filed annually with the IRS in connection with payments we make on the notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding tax (currently at a rate of 28%) on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

    Foreign Account Tax Compliance Act

              The Foreign Account Tax Compliance Act and related IRS guidance ("FATCA") impose a 30% U.S. withholding tax on certain payments which currently include interest payments on the notes (and will include gross proceeds, including the return of principal at maturity, from the sale or other disposition, including redemptions, of the notes beginning January 1, 2019) made to a non-United States entity that fails to take required steps to provide information regarding its "United States accounts" or its direct or indirect "substantial United States owners," as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any "gross up" or additional payments in respect of amounts withheld on the notes if we determine that we must so withhold in order to comply with FATCA (including the application of an applicable intergovernmental agreement). Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to their ownership and disposition of the notes.

 CERTAIN ERISA CONSIDERATIONS

              The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

              ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a "Plan"), on entities whose underlying assets include plan assets by reason of a Plan's investment in such entities and on those persons who are "fiduciaries" as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

              An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a "party in interest" as defined in Section 3(14) of ERISA or a "disqualified person" as defined in Section 4975(e)(2) of the Code with respect to such Plan, unless a statutory or administrative exemption is available with respect to the transaction. "Parties in interest" or "disqualified persons" could include, without limitation, us, the underwriters, the agents or any of their respective affiliates. Such transactions are referred to as "prohibited transactions" and include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property (such as the notes) between a Plan and a party in interest or a disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any plan assets. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the transaction may have to be rescinded. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

              ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers, which provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than and receives no less than adequate consideration in connection with the transaction; Department of Labor Prohibited Transaction Class Exemption ("PTCE") 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, and prospective acquirers of the notes should consult with their legal advisors regarding the applicability of any such exemptions. Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not result in a non-exempt prohibited transaction under ERISA, the Code or a similar violation of any applicable Similar Laws (as defined below). No representation is made that the sale of any notes to a Plan meets the fiduciary requirements for investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally. Neither we nor any of the parties described in this prospectus supplement, or their affiliates, are providing investment advice to any Plan, through this prospectus supplement or otherwise, in connection with the sale of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

              As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a "Governmental Plan"), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a "Church Plan") and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a "non-U.S. Plan") are not subject to Title I of ERISA or Section 4975 of the Code but may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (collectively, "Similar Laws"). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan, in consultation with their counsel, should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Laws.

              The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

              This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan.

              The foregoing discussion is general in nature and is not intended to be all inclusive. Further, no assurance can be given that future legislation, administrative rulings, court decisions or regulatory action will not modify the conclusions set forth in this discussion. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$201,500,000
Morgan Stanley & Co. LLC	134,875,000
Citigroup Global Markets Inc.	84,500,000
J.P. Morgan Securities LLC	84,500,000
PNC Capital Markets LLC	43,875,000
U.S. Bancorp Investments, Inc.	29,250,000
Wells Fargo Securities, LLC	29,250,000
Deutsche Bank Securities Inc.	14,625,000
The Huntington Investment Company	14,625,000
Loop Capital Markets LLC	13,000,000

Total	$650,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of 0.250% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The expenses of the offering, not including the underwriting discount, are estimated at $1.6 million and are payable by us.

New Issue of Notes

              The notes are a new issue of debt securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

              We have agreed that we will not, for a period beginning on the date of this prospectus supplement and continuing to and including the closing date of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC have commitments under CBOE Holdings' new revolving facility and term loan, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bancorp Investments, Inc. have commitments related to CBOE Holdings' bridge facility, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC have commitments under Bats' revolving facility and term loan credit facilities and an affiliate of Deutsche Bank Securities Inc. has commitments under Bats' term loan credit facility. Wells Fargo Securities, LLC, an affiliate of the trustee, is one of the underwriters. Additionally, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as administrative agent under CBOE Holdings' revolving facility and term loan and Bats' revolving facility and term loan. Consequently, certain of the underwriters may receive a portion of the net proceeds of, or benefit from, this offering due to the use of certain of such proceeds to repay amounts outstanding under, or limit drawdowns in respect of, such facilities. See "Use of Proceeds" and "Description of Certain Other Indebtedness."

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as financial advisor to CBOE Holdings in connection with the Acquisition. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other underwriters and affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are trading permit holders and engage in trading activities on CBOE Holdings' exchanges, and certain of such permit holders are clearing members of the Options Clearing Corporation, and, as such, clear the market-maker sides of transactions at CBOE Holdings exchanges.

Notice to Prospective Investors in the European Economic Area

              In relation to each Relevant Member State with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State, other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require CBOE Holdings or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purpose of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of, the notes contemplated by this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and ourselves that:

                  (a)   it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

                  (b)   in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors under the Prospectus Directive, no offer will have been made to such persons.

Notice to Prospective Investors in the United Kingdom

              Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to CBOE Holdings. All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

              The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

              The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

              The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

              This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore ("SFA") by the Monetary Authority of Singapore and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an "Institutional Investor") pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an "Accredited Investor") or other relevant person as defined in Section 275(2) of the SFA (a "Relevant Person"), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemptions or provision of the SFA.

              It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer under Section 275 of the SFA by a Relevant Person which is:

                  (a)   a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

                  (b)   a trust (where the trustee is not an Accredited Investor), whose sole purpose is to hold investments and each beneficiary is an individual who is an Accredited Investor, shares, debenture and units of shares and debentures of that corporation and the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has subscribed for or acquired the notes under Section 275 except:

                      (1)   to an Institutional Investor, a Relevant Person, or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

                      (2)   where no consideration is or will be given for the transfer; or

                      (3)   where the transfer is by operation of law.

LEGAL MATTERS

              Sidley Austin LLP will pass upon the validity of the notes being offered hereby. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Shearman & Sterling LLP.

EXPERTS

              The consolidated financial statements incorporated in this prospectus supplement by reference from CBOE Holdings Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of CBOE Holdings, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              The consolidated financial statements of Bats Global Markets, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference from the CBOE Holdings Form 8-K in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, you may obtain copies of some of this information by accessing CBOE Holdings' website at www.cboe.com under the heading "About CBOE," and then under the link "Investor Relations." However, information located on or accessible from our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

              Bats is also subject to the information and reporting requirements of the Exchange Act and files periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's Public Reference Room and by accessing the website of the SEC referred to above.

              The SEC allows us to "incorporate by reference" in this prospectus supplement information in documents that we file with the SEC, which means that we may disclose important business and financial information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

  •
  Annual Report on Form 10-K for the year ended December 31, 2015 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2016 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016; and

  •
  Current Reports on Form 8-K filed with the SEC on May 24, 2016, September 26, 2016, September 28, 2016, December 20, 2016, December 23, 2016 and January 3, 2017.

              We will provide you with a copy of any of these filings (other than any exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

CBOE Holdings, Inc.
Attn: Investor Relations
400 South LaSalle Street
Chicago, Illinois, 60605
Telephone: (312) 786-5600

PROSPECTUS

CBOE Holdings, Inc.

Debt Securities

        This prospectus contains a general description of the debt securities CBOE Holdings, Inc. may offer for sale from time to time. We will describe the specific terms of these debt securities in supplements to this prospectus. Any prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you make your investment decision.

        Investing in our securities involves risks. See "Risk Factors" on page 2 of this prospectus for a description of the factors you should consider before deciding to invest in debt securities.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any underwriters, dealers or agents are involved in the sale of any debt securities, the applicable prospectus supplement will set forth the names of such underwriters, dealers or agents and any applicable commissions or discounts. The price to the public of such debt securities and the net proceeds we expect to receive from such sale will also be set forth in the applicable prospectus supplement.

        None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2017.

        We have not authorized anyone to provide you with information other than, and you should rely only on, the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, any related free writing prospectus we authorize that supplements this prospectus, and the other information to which we refer you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC"), as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). Under the "shelf" registration process for delayed offerings and sales of securities pursuant to Rule 415 under the Securities Act, we may, at any time and from time to time, in one or more offerings, sell debt securities under this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those debt securities and the offering. Any prospectus supplement and any related free writing prospectus may also add, update or change the information in this prospectus or in any document incorporated or deemed to be incorporated by reference herein. Please carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

        As used in this prospectus, unless stated otherwise or the context requires otherwise, "CBOE Holdings," the "Company," "we," "us" and "our" refer to CBOE Holdings, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and related free writing prospectus contain or may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements can sometimes be identified by forward-looking words such as "may," "might," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from that expressed or implied by the forward-looking statements.

        While we believe we have identified the risks that are material to us, these risks and uncertainties are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Some factors that could cause actual results to differ include:

  •
  the loss of our right to exclusively list and trade certain index options and futures products;

  •
  economic, political and market conditions;

  •
  compliance with legal and regulatory obligations, including our obligations under the consent order that certain of our subsidiaries entered into with the SEC on June 11, 2013;

  •
  increasing price competition in our industry;

  •
  decreases in trading volumes or a shift in the mix of products traded on our exchanges;

  •
  legislative or regulatory changes;

  •
  increasing competition by foreign and domestic entities;

  •
  our dependence on third party service providers;

  •
  our index providers' ability to perform under our agreements;

  •
  our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights;

  •
  our ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems;

  •
  our ability to protect our systems and communication networks from security risks, including cyber-attacks;

  •
  the accuracy of our estimates and expectations;

  •
  our ability to maintain access fee revenues;

  •
  our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status;

  •
  the ability of our compliance and risk management methods to effectively monitor and manage our risks;

  •
  our ability to attract and retain skilled management and other personnel; and

  •
  our ability to manage our growth and strategic acquisitions or alliances effectively.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see the information described below under the heading "Risk Factors."

THE COMPANY

        CBOE Holdings is the holding company for Chicago Board Options Exchange, Incorporated ("CBOE"), CBOE Futures Exchange, LLC ("CFE"), C2 Options Exchange, Incorporated ("C2") and other subsidiaries.

        CBOE Holdings' principal business is operating markets that offer for trading options on various market indexes, mostly on an exclusive basis, and futures contracts, as well as trading options on non-exclusive "multiply-listed" options, such as options on the stocks of individual corporations and options on other exchange-traded products, such as exchange-traded funds and exchange-traded notes. CBOE Holdings operates three stand-alone exchanges, but reports the results of its operations in one reporting segment.

        CBOE is the primary options market of CBOE Holdings and offers trading in listed options through a single system that integrates electronic trading and traditional open outcry trading on the trading floor in Chicago. This integration of electronic trading and traditional open outcry trading into a single exchange is known as the Hybrid trading model. CFE, the all-electronic futures exchange of CBOE Holdings, offers trading in futures on the VIX volatility index and other products. C2 is the all-electronic exchange of CBOE Holdings that also offers trading in listed options and may operate with a different market model and fee structure than CBOE. All of these exchanges operate on a proprietary technology platform known as CBOE Command.

        Since 1974, the first full year of trading on CBOE, CBOE Holdings has grown from 5.6 million contracts on one exchange to 1.2 billion contracts on three exchanges in 2015.

        CBOE Holdings was incorporated in the State of Delaware in August 2006. Our principal executive offices are located at 400 South LaSalle Street, Chicago, Illinois 60605, and our telephone number is (312) 786-5600. Our website is www.cboe.com. Information contained on or accessible through our website is not a part of this prospectus or any accompanying prospectus supplement, other than documents that we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement.

 RISK FACTORS

        An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement, as the same may be amended, supplemented or superseded from time to time. Our business, financial condition, results of operations or liquidity could be adversely affected by any of these risks.

        The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely effect our business or operations. Any adverse effect on our business, financial condition, results of operations or liquidity could result in a decline in the value of the debt securities and the loss of all or part of your investment.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, among others, repayment or refinancing of debt, acquisitions, repurchases of our common stock, additions to working capital, capital expenditures or investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus. See "Where You Can Find More Information."

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	964.8x	7,497.0x	(2)	(2)	(2)	275.9x

(1)
The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) the portion of pre-tax losses of equity investees attributable to CBOE Holdings for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

(2)
There were no fixed charges for the years ended December 2014, 2013 and 2012.

 DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. If you would like more information on the provisions of the indenture, you should review the form of indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture before investing in our debt securities.

        References in this section of the prospectus to "CBOE Holdings," the "Company," "we," "us" and "our" are only to CBOE Holdings, Inc., the issuer of the debt securities, and not to its subsidiaries.

General

        We may issue debt securities, at any time and from time to time, in one or more series without limitation on the aggregate principal amount. We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of debt securities of any series outstanding, "reopen" that series of debt securities by issuing additional debt securities of that series having the same ranking, interest rate, maturity and other terms (except for the issue date, issue price and, in some cases, the first interest payment date, and the date from which interest will begin to accrue) as the debt securities of that outstanding series. We will not, however, issue such additional debt securities of any series with the same CUSIP number as the outstanding series of debt securities if they are not fungible for U.S. federal income tax purposes with the outstanding series of debt securities. Any such additional debt securities will constitute part of the same series as such outstanding debt securities.

        Any series of debt securities that we issue will be unsecured and will be either senior debt securities or subordinated debt securities. The terms of any series of debt securities will be set forth in (or determined in accordance with) a resolution of our board of directors or in a supplement to the indenture relating to that series. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        A supplement to this prospectus will describe specific terms relating to any series of debt securities being offered. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. These terms will include some or all of the following:

  •
  the title of the series of debt securities and whether such debt securities are senior or subordinated;

  •
  any limit on the aggregate principal amount of the series;

  •
  the date or dates, or the method by which such date or dates will be determined or extended, of maturity;

  •
  the interest rate or rates, if any (which may be fixed or variable), or the formula or method by which such rate or rates shall be determined, the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, interest payment dates and corresponding record dates, our right, if any, to defer or extend such interest payment dates and the corresponding record dates, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;

  •
  the place or places, if any, other than the corporate trust office of the trustee where the principal of (and premium, if any) and interest, if any, on the debt securities of the series shall be payable, where any debt securities of the series may be surrendered for registration of transfer, where debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable, and, if different than the location specified in the indenture, the place or places where notices or demands to or upon the Company in respect of the debt securities of the series and the indenture may be served;

  •
  the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option;

  •
  our obligation, if any, to redeem, repay or purchase debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency in which, and other terms and conditions upon which, debt securities of the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

  •
  if other than minimum denominations of $2,000 and integral multiples of $1,000 above such minimum denomination, the denomination or denominations in which any debt securities of the series shall be issuable;

  •
  if other than the trustee, the identity of each security registrar and/or paying agent;

  •
  if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon an acceleration of the maturity thereof, upon redemption of the debt securities of the series which are redeemable before their stated maturity or upon surrender for repayment at the option of the holder thereof or which the trustee shall be entitled to claim pursuant the indenture or the method by which such portion shall be determined;

  •
  if other than the United States dollar, the currency or currencies in which payment of the principal of (or premium, if any) or interest, if any, on the debt securities of the series shall be made or in which the debt securities of the series shall be denominated and the particular provisions applicable thereto in accordance with, in addition to or in lieu of any of the provisions the indenture;

  •
  whether the amount of payments of principal of (or premium, if any) or interest, if any, on the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  whether the principal of (or premium, if any) or interest, if any, on the debt securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency other than that in which such debt securities are denominated or stated to be payable, the period or periods within which (including the election date), and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities are to be so paid, in each case in accordance with, in addition to or in lieu of any of the provisions of the indenture;

  •
  the designation of the initial exchange rate agent, if any, or any depositaries;

  •
  whether the legal defeasance and/or covenant defeasance provisions are not applicable to the debt securities of the series and any provisions in modification of, in addition to or in lieu of any of the legal defeasance and covenant defeasance provisions of the indenture that shall be applicable to the debt securities of the series;

  •
  provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

  •
  any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to debt securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the indenture;

  •
  whether debt securities of the series are to be issuable initially in temporary global form, whether debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global debt security may exchange such interests for definitive debt securities of the series of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and if debt securities of the series are to be issuable in global form, the identity of any depositary therefor;

  •
  the date as of which any temporary global debt security representing outstanding debt securities of the series shall be dated if other than the date of original issuance of the first debt security of the series to be issued;

  •
  the person to whom any interest on any debt security of the series shall be payable, if other than the holder as of the record date, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid, and the extent to which, or the manner in which, any interest payable on a permanent global security will be paid if other than in the manner provided in the indenture;

  •
  if debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

  •
  if the debt securities of the series are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  whether, under what circumstances and the currency in which the Company will pay additional amounts to any holder on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

  •
  if the debt securities of the series are to be convertible into or exchangeable for any other securities, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

  •
  whether the debt securities of the series are subject to subordination and, if so, the terms of such subordination; and

  •
  any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the series consistent with the Trust Indenture Act and the indenture.

        We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used by us to satisfy any sinking fund or redemption requirements.

        Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate may be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in the applicable prospectus supplement.

Denominations, Registration, Transfer and Exchange

        Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global form and in minimum denominations of $2,000 and integral multiples of $1,000 above such minimum denomination, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see "—Book-Entry Securities" below.

        Debt securities of any series (other than debt securities in global form) will be exchangeable for other debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. Upon surrender for registration of transfer of any debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new debt securities of the same series in the same aggregate principal amount of any authorized denominations. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

        We will not be required to (i) issue, register the transfer of or exchange debt securities of any series during the period of 15 days before sending a notice of redemption of debt securities of that series and ending on the date of sending the relevant notice of redemption of such series, (ii) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except for the unredeemed portion of any debt security being redeemed in part or (iii) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of such debt security not to be so repaid.

Payment and Paying Agents

        We will maintain an office or agency where debt securities of a series may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities of that series and the indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee's corporate trust office will be the office at which such presentations, surrenders, notices and demands may be made.

        We will give written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee.

        The principal of, and premium (if any) and interest on, the debt securities of any series will be payable at the office or agency maintained by us for that purpose; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer to an account maintained by the payee located in the United States.

Restrictive Covenants

        We will describe any restrictive covenants applicable to any series of debt securities in the prospectus supplement for the offering of such debt securities.

Certain Definitions

        Set forth below is a summary of certain defined terms as used in the indenture. See Article One of the indenture for the full definition of all such terms.

        "GAAP" means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other successor entities as have been sanctioned and approved by the SEC, approved by a significant segment of the accounting profession, that are applicable at the date of any relevant calculation or determination.

        "Indebtedness" means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed, any borrowed money under any lease required to be capitalized under GAAP as in effect on the issue date or any liability under or in respect of any banker's acceptance (other than a daylight overdraft).

        "Person" means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

        "Significant Subsidiary" means, as of any determination date, any Subsidiary of CBOE Holdings that satisfies the criteria for a "Significant Subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act as of the end of the most recently concluded fiscal quarter for which financial statements are available.

        "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership or other business entity of which, in the case of a corporation, more than 50.0% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50.0% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "U.S. Government Obligation" means (a) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof; and (b) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation specified in clause (a), which U.S. Government Obligation is held by such custodian for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such U.S. Government Obligation; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Events of Default

        Under the indenture, "Event of Default" means, with respect to any series of debt securities:

          (1)   failure to pay principal of (or premium, if any, on) any debt security of such series, when due and payable;

          (2)   failure to pay any interest when due and payable, which failure continues for a period of 30 calendar days;

          (3)   failure to make any sinking fund payment when due and payable;

          (4)   our failure to perform, or breach of, any of the covenants or warranties in the indenture (other than a covenant or warranty included therein solely for the benefit of a series of debt securities other than the applicable series of debt securities), which failure or breach continues for a period of 90 calendar days after we have been notified of such failure or breach as provided in the indenture;

          (5)   any nonpayment at maturity or other default (beyond any applicable grace period) of any other outstanding Indebtedness of the Company having an aggregate unpaid principal amount of at least $150,000,000, which default continues beyond any applicable grace period and results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof, unless such nonpayment or default has been cured or waived or such Indebtedness has been discharged in full within a period of 60 calendar days after we have been notified of such nonpayment or default as provided on the indenture;

          (6)   the entry of one or more final judgments for the payment of money against us or any of our Significant Subsidiaries in excess of $150,000,000 individually or in the aggregate above available insurance or indemnity coverage that is not paid, discharged or otherwise stayed (by appeal or otherwise) within a period of 45 calendar days after the entry of such judgments;

          (7)   specified events of bankruptcy, insolvency or reorganization involving the Company; and

          (8)   any other Event of Default described in the applicable prospectus supplement.

        The trustee will be required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders notice of all such uncured defaults known to it, except that:

  •
  in the case of a default in the performance of any covenant of the character contemplated in clause (4) above, no such notice to holders will be given until at least 30 calendar days after the occurrence of such default; and

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  other than in the case of a default of the character contemplated in clause (1), (2) or (3) above, the trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the applicable series of debt securities.

        If an Event of Default described in clause (7) above occurs, the principal of, and any premium and accrued interest on the applicable series of debt securities will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the applicable series, by notice as provided in the indenture (with a copy to the trustee if given by the holders), may declare the principal amount of the series of debt securities to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the applicable series of debt securities has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may, under specified circumstances, rescind and annul such acceleration and waive any past defaults or Events of Default.

        The indenture will limit the right to institute legal proceedings. No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

  •
  such holder has previously given to the trustee written notice of a continuing Event of Default;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made a written request to the trustee to institute proceedings;

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  such holder or holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee;

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  the trustee has failed to institute such proceeding within 60 calendar days after receipt of the written request and offer of indemnity; and

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  during such 60-day period, the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with the written request.

        However, the limitations described above will not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and any premium or interest on, such debt security on or after the applicable due dates expressed in such debt security.

        The indenture will contain a covenant that we will furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance. We will also be required to notify the trustee promptly, but in no event later than 30 business days, upon becoming aware of any event which after notice or lapse of time or both would become an Event of Default under clauses (4) or (6) above.

        The indenture will contain provisions entitling the trustee, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the debt securities outstanding thereunder before proceeding to exercise any right or power under the indenture at the request or direction of the holders of such debt securities. The indenture will also provide that the holders of a majority in principal amount of the outstanding debt securities of any series or of a majority in principal amount of all outstanding debt securities affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercise any trust or power conferred on the trustee; provided that (i) such direction does not conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction and (iii) the trustee need not take any action which might involve it in personal liability or, with respect to actions relating to the outstanding debt securities of any one series, that is unduly prejudicial to the rights of holders of debt securities of the affected series not joining in the giving of such direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

Modification of the Indenture

        With the consent of the holders of a majority of the principal amount of all outstanding debt securities of a series, we may enter into a supplemental indenture that will then be binding upon that series. However, no change in a series of debt securities may be made in this way that:

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  changes the maturity date of the principal of (or premium, if any) or any installment of principal of or interest on any debt security of such series or the terms of any sinking fund with respect to any debt security of such series;

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  reduces the principal amount on any debt security of such series (or premium, if any) or the rate of interest (or manner of calculating the rate of interest), if any, thereon, or any premium payable upon the redemption thereof, or repayment thereof at the option of the holder thereof, or the date(s) or period(s) for any redemption or repayment thereof, or changes any obligation to pay additional amounts contemplated by the indenture, or reduces the amount of the principal of an original issue discount security of such series that would be due and payable upon an acceleration of the maturity thereof, or upon the redemption thereof, or the amount thereof provable in bankruptcy;

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  adversely affects any right of repayment at the option of any holder of any debt security of such series, or changes any place of payment where, or the currency in which, any debt security of such series is payable;

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  impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date, as the case may be);

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  modifies the provisions of the indenture with respect to the mandatory redemption of the debt securities of such series or the repayment of the debt securities of such series at the option of the holder in a manner adverse to any holder of any debt securities of such series;

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  adversely affects any right to convert or exchange any debt security as may be provided in the indenture; or

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  reduces the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for any such supplemental indenture or for any waiver of compliance with certain provisions of the indenture which affects such series or certain defaults applicable to such series and their consequences provided for in the indenture, or reduces the requirements set forth in the indenture for quorum or voting with respect to debt securities of such series.

        In addition, we may modify the indenture without the consent of the holders to, among other things:

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  add covenants or Events of Default;

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  change or eliminate provisions of the indenture so long as such changes become effective only when there is no outstanding debt security of any series which is entitled to the benefit of any such provision;

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  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

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  provide for the issuance of additional debt securities of any series in compliance with and in accordance with the limitations set forth in the indenture;

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  comply with the rules of any applicable securities depository; and

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  cure any ambiguity or omission or correct or supplement any provision which may be defective or inconsistent with any other provision contained in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Defeasance

        Unless otherwise provided in the applicable prospectus supplement, the following provisions shall apply to each series of debt securities.

        With respect to any series of debt securities, except as described below, upon compliance with the applicable requirements of the indenture described below:

          (1)   we will be deemed to have been discharged from our obligations with respect to the debt securities of such series; or

          (2)   we will be released from our obligations to comply with certain covenants with respect to the debt securities of such series, and the occurrence of an event described in any of clauses (3), (4), (5), (6) and (8) under "—Events of Default" above will no longer be an Event of Default with respect to the debt securities of such series, except to the limited extent described below.

        This is referred to as "legal defeasance" and "covenant defeasance," respectively.

        Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of the debt securities of such series; replace destroyed, stolen, lost, or mutilated debt securities of such series; maintain an office or agency in respect of the debt securities of such series; hold funds for payment to holders of debt securities of such series in trust; to pay additional amounts with respect to temporary debt securities and to compensate and reimburse the trustee.

        In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, cash, U.S. Government Obligations or a combination thereof that through the scheduled payment of principal and interest in accordance with their terms will provide, without reinvestment, money in an amount sufficient to pay all of the principal of, and any premium and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of the debt securities of such series. In addition, the following conditions must be satisfied:

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  no Event of Default or event with which the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred with respect to the debt securities of such series and be continuing on the date of such deposit;

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  in the event of defeasance described in clause (1) above, we shall have delivered to the trustee an opinion of counsel to the effect that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable U.S. federal income tax law, in either case to the effect that, among other things, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner, and at the same times as if such deposit, defeasance and discharge had not occurred;

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  in the event of any defeasance in clause (2) above, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner, and at the same times as if such deposit or defeasance had not occurred;

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  notwithstanding any other conditions stated in the indenture, such legal defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to terms of the debt securities of such series;

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  we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with; and

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  we shall have delivered to the trustee a certificate from a nationally recognized firm of independent accountants, or other person acceptable to the trustee, expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations without reinvestment plus any deposited money without investment will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the debt securities of such series or on any earlier date or dates on which the debt securities of such series will be subject to repurchase at the option of the holder.

        If we fail to comply with our remaining obligations under the indenture after a defeasance with respect to the debt securities of such series as described under clause (2) above and the debt securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of cash and/or U.S. Government Obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. If such a failure occurs, we will remain liable in respect of such payments.

Satisfaction and Discharge

        The indenture will cease to be of any further effect with respect to any series of debt securities if:

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  all debt securities of such series have (subject to certain exceptions) been delivered to the trustee for cancellation; or

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  all debt securities of such series and, in the case of the following clause (i) or (ii), not previously delivered to the trustee for cancellation, (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in the case of each of clauses (i), (ii) and (iii) above, we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount, in the currency in which such debt securities of such series are payable, sufficient to pay and discharge the entire indebtedness of such debt securities at stated maturity or upon redemption, as the case may be, of such debt securities of such series not previously delivered to the trustee for cancellation, for principal, premium (if any) and interest to the stated maturity or redemption date, as the case may be;

and, in either case, we also will pay or cause to be paid all other sums payable under the indenture or such debt securities by us with respect to the debt securities of such series and satisfy certain other conditions specified in the indenture.

        This is referred to as "satisfaction and discharge."

Book-Entry Securities

        The debt securities of a series will be represented by one or more global securities. Unless otherwise indicated in the applicable prospectus supplement, the global security representing the debt securities of a series will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or other successor depositary we appoint and registered in the name of the depositary or its nominee. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        We anticipate that DTC will act as depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount of debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of debt securities of such series. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Neither we nor the trustee has any responsibility or liability for any act or omission of DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities through the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of a book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of Cede & Co (DTC's partnership nominee). The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Any notices required to be given to the holders while the debt securities are represented by a global security will be given to DTC. Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        In the case of a redemption where less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will consent or vote with respect to such debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities of the series are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal of, and premium (if any) and interest on, the debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detailed information from us or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) and interest to Cede & Co. is the responsibility of us or, if we have provided funds to the trustee, the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

        In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

        DTC may discontinue providing its services as depositary for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor depositary is not obtained, then debt security certificates must be delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, debt security certificates will be delivered.

Governing Law; Jury Trial Waiver

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part thereof and shall, to the extent applicable, be governed by such provisions; provided that if any provision of the indenture modifies any Trust Indenture Act provision that may be so modified, such Trust Indenture Act provision shall be deemed to apply to the indenture as so modified; provided further that if any provision of the indenture excludes any Trust Indenture Act provision that may be so excluded, such Trust Indenture Act provision shall be excluded from the indenture.

        The indenture will provide that we and the trustee, and each holder of a debt security by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated by the indenture.

Regarding the Trustee

        Wells Fargo Bank, National Association, or any successor thereto, will serve as trustee under the indenture. Wells Fargo Bank, National Association is one of a number of banks with which we maintain ordinary banking relationships.

        The trustee under the indenture may resign with respect to one or more series of debt securities upon 30 days' written notice to the Company or may be removed with respect to any series of debt securities upon 30 days' written notice by act of the holders of a majority in principal amount of outstanding debt securities of such series and a successor trustee may be appointed to act with respect to each such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indenture, each such trustee shall be a trustee under the indenture with respect to such different series separate and apart from the series administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

 PLAN OF DISTRIBUTION

        We may sell the debt securities covered by this prospectus in any of the following ways:

  •
  directly to one or more purchasers;

  •
  through underwriters, dealers or agents; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any direct purchasers or any underwriters, dealers or agents and their compensation in a prospectus supplement.

        We may indemnify the underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the debt securities offered pursuant to this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the CBOE Holdings' Annual Report on Form 10-K, and the effectiveness of CBOE Holdings' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Bats Global Markets, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference from the CBOE Holdings Form 8-K in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, you may obtain copies of some of this information by accessing CBOE Holdings' website at www.cboe.com under the heading "About CBOE," and then under the link "Investor Relations." However, information located on or accessible from our website is not a part of this prospectus or any accompanying prospectus supplement, other than documents that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement.

        The SEC allows us to "incorporate by reference" in this prospectus information in documents that we file with the SEC, which means that we may disclose important business and financial information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

  •
  Annual Report on Form 10-K for the year ended December 31, 2015 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2016 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016; and

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  Current Reports on Form 8-K filed with the SEC on May 24, 2016, September 26, 2016, September 28, 2016, December 20, 2016, December 23, 2016 and January 3, 2017.

        We will provide you with a copy of any of these filings (other than any exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

CBOE Holdings, Inc.
Attn: Investor Relations
400 South LaSalle Street
Chicago, Illinois, 60605
Telephone: (312) 786-5600

$650,000,000

3.650% Senior Notes due 2027

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley
Citigroup	J.P. Morgan

Co-Managers

PNC Capital Markets LLC	US Bancorp	Wells Fargo Securities
Deutsche Bank Securities	Huntington Investment Company	Loop Capital Markets

January 9, 2017